Exhibit (c)(1)

Project Blue DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS JULY 26,2022 | CONFIDENTIAL PRELIMINARY DRAFT SUBJECT TO FURTHER REVI EW

Table of Contents Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 Selected Weighted Average Cost of Capital Considerations 39 Supplemental Historical Financial Information 46 6. Disclaimer 51

Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 6. Disclaimer 51

Summary of Selected Transaction Terms ? Parties to the Transaction: ? Blue (the “Company”) ? Greater Heights LLC (“Parent”) ? Greater Heights Acquisition LLC, a wholly owned subsidiary of Parent (“Merger Sub”) ? Robert Glaser (“Parent Guarantor”) ? Form of Transaction: ? Merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent ? Form of Consideration: ? Cash ? Merger Consideration: ? Each share of common stock of the Company (“Company Common Stock”) will be converted into the right to receive $0.73 in cash (the “Merger Consideration”) ? Certain Conditions: ? Affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock and preferred stock, par value $0.001 per share, of the Company, each voting as a separate class? Affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock held by the Public Shareholders (holders of Company Common Stock other than the Founder Shareholders1 and their affiliates) ? Voting Agreement: ? The Founder Shareholders1 and certain other Company shareholders are entering into a voting agreement with the Company, pursuant to which they agree to vote their shares of Company Common Stock in favor of the Agreement ? No-Solicitation Provision: ? No solicitation provision, with fiduciary out in the event of a Superior Proposal1 ? Termination Fee: ? 4% of aggregate Merger Consideration (the “Termination Fee”)? Payable by the Company if Agreement terminated by Parent as a result of a Company Adverse Recommendation Change1, if the Company recommends any Company Acquisition Agreement1 or due to a material and willful breach of a covenant by the Company? Payable by the Company if the Company terminates due to entering into a Company Acquisition Agreement1 in respect of a Superior Proposal1? Company shall pay to Parent lesser of (a) one-half of the Termination Fee and (b) Parent’s expenses if terminated due to (i) a breach of representation, warranty or covenant by the Company, (ii) the Merger not being consummated on or before 90 days after the Company Proxy Statement1 is first deemed effective by the SEC or (iii) the Requisite Company Vote1 not being obtained Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. 1. As defined within the Agreement. Source: Draft dated 7/24/22 of the Agreement and Plan of Merger (the “Agreement”). CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Overview of Recent Blue Business Developments

Selected Updates Since 6/3/22 Special Committee Discussion Materials

Following are selected business updates since the 6/3/22 Special Committee Discussion Materials based on discussions with Blue management:

Q2 CY 2022A Performance vs. Projections as of Late May 2022:

- Q2 CY 2022A revenue of $11.9 million generated in-line with the forecast as of late May 2022, as slight outperformance in Foundation ($0.3 million) offset SAFR and KONTXT revenue slightly below expectations ($0.1 million each).
- Q2 CY 2022A Adjusted EBITDA outperformed by $1.7 million, with $1.1 million driven by reversal of compensation cost accruals due to (i) financial targets that were not met in H1 CY 2022A and (ii) departure of certain personnel.

Business Outlook Updates:

- **SAFR**: (i) Bookings remain light across the commercial and federal segments, with particular headwinds in the federal segment given program funding uncertainty and (ii) SAFR SCAN continues to generate meaningful interest post-launch but financial impact remains to be determined. SAFR has recently undergone a leadership transition and expectations are that the pivot to a focus on access control will continue.
- **KONTXT**: Recently recruited segment president developing strategy for commercializing technology beyond contract with anchor customer and expanding scope of services provided to anchor customer. Counterparties are reportedly showing interest, but initiatives are still in early stages.
- **Games**: Recent results suggest (i) continued FTP player attrition and (ii) successful progress towards Text Express launch, which is currently still slated for September.
- **Foundation**: Businesses generally remaining stable, with RealTimes renewing a key contract but ICM continuing to be impacted by lower China traffic.

SAFR Bookings vs. Management Target[1]
(Q2 CY 2022A)

(dollars in millions)



▼$3.2 million
$3.7
Bookings miss driven by, in part, no bookings in Federal business
$0.5

Revenue vs. Prior Status Quo Projections
(Q2 CY 2022A)

(dollars in millions)



▲$0.1 million
$11.8
$11.9

Adj. EBITDA vs. Prior Status Quo Projections
(Q2 CY 2022A)

(dollars in millions)



▲$1.7 million
($5.9)
($4.2)

Management Target / Forecast | Actual Financial Results | Difference vs. Management Target / Forecast

1. Management Target figure reflects bookings commissions target, per Blue management.
A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CY refers to Calendar Year; H refers to Half; Q refers to Quarter.
Source: Blue management.

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Selected Financial Projections Comparison

Revenue by Segment

- In light of recent developments across segments, Blue management revised projected financial results for CY 2022E (but has left the CY 2023E and CY 2024E projections unchanged). The below provides a comparison of the revenue projections contemplated by the Status Quo Projections compared to the financial projections incorporated in the 6/3/22 Special Committee Discussion Materials.

Status Quo Projections vs. Prior Status Quo Projections: Revenue Comparison

(dollars in millions)

	Status Quo Projections (May 2022)			Status Quo Projections (July 2022)			Change [1]		
	CY Ending December 31,			CY Ending December 31,			CY Ending December 31,		
	2022E	2023E	2024E	2022E	2023E	2024E	2022E	2023E	2024E
SAFR	$5.6	$11.1	$20.7	$3.2	$11.1	$20.7	($2.4)	NA	NA
KONTXT	4.7	7.5	10.5	4.5	7.5	10.5	(0.1)	NA	NA
Games	21.4	25.5	35.6	21.0	25.5	35.6	(0.4)	NA	NA
Foundation	25.4	18.4	18.0	25.6	18.4	18.0	0.2	NA	NA
Total Revenue	**$57.0**	$62.5	$84.8	**$54.3**	$62.5	$84.8	**($2.7)**	NA	NA
Growth %	*-2.0%*	*9.6%*	*35.7%*	*-6.6%*	*15.0%*	*35.7%*	*-4.6%*	*NA*	*NA*

Topline variance in CY 2022 stems primarily from downward revision in SAFR segment due to uncertainty in the federal business

1. Positive figures reflect positive variance in Status Quo Projections (July 2022) versus Status Quo Projections (May 2022), while negative figures reflect negative variance.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CY refers to Calendar Year.
E refers to Estimated.
NA refers to not available.
Source: Blue management.

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Selected Financial Projections Comparison (cont.)

Adjusted EBITDA and Projected Cash Usage

- The below provides a comparison of the adjusted EBITDA and cash flow projections contemplated by the Status Quo Projections compared to the financial projections incorporated in the 6/3/22 Special Committee Discussion Materials.

Status Quo Projections vs. Prior Status Quo Projections: Adjusted EBITDA and Cash Usage / Generation Comparison

(dollars in millions)

	Status Quo Projections (May 2022)			Status Quo Projections (July 2022)			Change		
	CY Ending December 31,			CY Ending December 31,			CY Ending December 31,		
	2022E	2023E	2024E	2022E	2023E	2024E	2022E	2023E	2024E
Adjusted EBITDA	($11.9)	($7.1)	$1.3	($13.5)	($7.1)	$1.3	($1.7)	NA	NA
Net Annual Change in Cash	($17.9)	($11.5)	($5.1)	($20.3)	($11.5)	($5.1)	($2.4)	NA	NA
Ending Cash Balance [1]	$10.7	($0.8)	($5.9)	$8.3	($3.2)	($8.3)	($2.4)	($2.4)	($2.4)

Adjusted EBITDA and Cash Flow variance largely a by-product of unfavorable $2.7 million revenue variance[2]

Note: Ending cash balance inclusive of restricted cash.

1. Per Blue management, Blue would require implied cumulative funding of upwards of ~$15 million by the end of CY 2024E to achieve the Status Quo Projections. Blue management has indicated that it currently requires approximately ~$10.0 million of cash on hand in order to finance operations, particularly given substantial "trapped" international cash.
2. Per Blue management, CY 2022E projected $2.7 million unfavorable revenue variance projected to be partially offset by certain expense savings, including bonus reductions due to missed performance targets. However, per Blue management, Blue is also projecting higher working capital needs than previously contemplated.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CY refers to Calendar Year.
E refers to Estimated.
NA refers to not available.
Source: Blue management.

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Summary of Approach to Financial Analyses Financial Projections Overview ? The Status Quo Projections prepared by Blue Management assume that Blue will raise external financing required to fund the plan contemplated therein, without accounting for the terms of such financing, including any borrowing costs or shareholder dilution resulting from such financing. However, Blue management notes that Blue’s ability to raise financing and the terms of any financing are uncertain due to existing capital resources, market conditions and continued operating conditions. Certain Additional Considerations ? Blue operates as a diversified platform with businesses characterized by distinct offerings, end-markets and development stages.1? Blue’s operating footprint is complex, with a number of shared resources supporting segment level business operations.1? Corporate overhead functions are required to manage consolidated platform on top of shared segment level resources and consist of (i) executive management compensation/benefits, (ii) lease for corporate headquarters and (iii) public company infrastructure.1? Blue’s capital allocation policy consists of harvesting mature businesses for cash flows to help finance growth businesses.1? Against this backdrop, approach to financial analyses consists of the following: ? Selected Companies Analysis: ? Review of selected companies and selection of multiples for each of SAFR, KONTXT, Games and Foundation ? Implied enterprise value reference ranges also reflect corporate overhead deduction ? Discounted Cash Flow Analysis: ? Consolidated discounted cash flow analysis with “blended” terminal revenue multiple and discount rates selected taking into account review of contributions of each of SAFR, KONTXT, Games and Foundation to projected cash flows and revenues ? Discount rate range informed by calculated weighted average cost of capital and AICPA Venture Capital Rates of Return Study given execution risk associated with certain growth platforms (refer to Appendix for additional details)? Implied enterprise value reference ranges also reflect corporate overhead deduction 1. Per Blue management. 8 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Financial Analyses Summary

Status Quo Projections

Note: The financial analyses below are based on the Status Quo Projections and do not factor in potential dilutive impact of external financing.

Implied Per Share Equity Value Reference Range

(dollars per share in actuals)



Implied Per Share Equity Value Reference Range
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
$1.12
$0.45
$1.15
$0.47
$1.29
$0.36
Selected Companies Analysis LTM Ended 6/30/22 Implied Total Revenue Multiple 0.68x - 1.35x
Selected Companies Analysis CY 2022E Implied Total Revenue Multiple 0.69x - 1.34x
Discounted Cash Flow Analysis Terminal Total Revenue Multiple 0.75x - 1.50x Discount Rate 15.0% - 20.0%
Merger Consideration:[1] $0.73
10-Day VWAP:[2] $0.58
Unaffected Stock Price:[3] $0.47

Note: No particular weight was attributed to any analysis.
Note: Houlihan Lokey's analyses are necessarily based on business, financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Furthermore, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the "Pandemic Effects"), and the Pandemic Effects could have a material impact on our analyses.
Note: Reflects (i) ~8.1 million shares of Series B preferred stock, (ii) ~47.3 million shares of common stock, (iii) ~1.7 million pro forma restricted common stock units and awards and (iv) ~6.8 million outstanding common stock options, to the extent in the money. Restricted common stock units and awards pro forma for negotiated reduction of such units held by Mike Ensing of 0.4 million. As of 6/30/22.
1. *Per the Agreement.*
2. *Reflects VWAP per Bloomberg as of 7/21/22.*
3. *Reflects closing price per share of common stock as of 5/6/22, the last trading date prior to the public announcement of non-binding proposal (the "Proposal") from Robert Glaser to purchase all of the outstanding shares of Blue common stock not already owned by Glaser for cash consideration of $0.67 per share.*

CY refers to Calendar Year; E refers to Estimated.
LTM refers to Latest 12 Months; VWAP refers to Volume-Weighted Average Price.
Sources: Blue management, Bloomberg, Capital IQ, public filings and the Agreement.

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Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 6. Disclaimer 51

Summary of Selected Changes Relative to Preliminary Financial Analyses Dated 6/3/22

The following changes have been made relative to the preliminary discussion materials dated 6/3/22:

- **The financial analyses were updated to reflect the following updated financial information provided by Blue management:**
  - Blue management provided updated financial projections for CY 2022E, with projections for CY 2023E and CY 2024E remaining unchanged
  - LTM financial information based on 6/30/22 figures (compared to 3/31/22 figures incorporated in the preliminary discussion materials dated 6/3/22)
  - Unrestricted cash and cash equivalents and total debt based on 6/30/22 figures (compared to estimated 6/30/22 figures incorporated in the preliminary discussion materials dated 6/3/22)
  - Capitalization information as of 6/30/22 (compared to information as of 4/30/22[1] incorporated in the preliminary discussion materials dated 6/3/22)
- **Selected Companies Analysis**
  - The selected companies analysis was updated to reflect stock prices and other publicly available financial information as of 7/21/22 (previously, as of 5/31/22 market close).
    - *See pages 13 and 14 for further detail on observed multiple changes*
  - The below provides a comparison of the selected Enterprise Value / Total Revenue multiples ranges in the pages that follow compared to the preliminary discussion materials dated 6/3/22:

	Preliminary Discussion Materials (6/3/22)						Current Discussion Materials (7/26/22)					
	LTM Ended 3/31/22			CY 2022E			LTM Ended 6/30/22			CY 2022E		
SAFR	1.00x	--	2.50x	1.00x	--	2.50x	1.00x	--	3.00x	1.00x	--	3.00x
KONTXT	1.00x	--	2.50x	1.00x	--	2.50x	1.00x	--	2.50x	1.00x	--	2.50x
Games	0.50x	--	1.25x	0.50x	--	1.25x	0.50x	--	1.25x	0.50x	--	1.25x
Foundation	0.75x	--	1.00x	0.75x	--	1.00x	0.75x	--	1.00x	0.75x	--	1.00x

- **Discounted Cash Flow ("DCF") Analysis**
  - Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 7/21/22 (previously, as of 5/31/22 market close)
  - No changes have been made to the selected discount rate range (15.0% – 20.0%) and the selected terminal multiple range (0.75x – 1.50x) utilized in the DCF analysis relative to the preliminary discussion materials dated 6/3/22
- **Other**
  - The value reference range for Blue's equity interest in Scener was updated to $0.0 million – $12.0 million compared to $2.0 million – $11.3 million in the preliminary discussion materials dated 6/3/22 due to (i) a correction to Blue's equity ownership interest to 48% instead of 45% (which impacted the high end of the range) and (ii) Scener's recent performance, limited cash runway and inability to complete a successful capital raise (which impacted the low end of the range)

1. Series B preferred stock and common stock as of 4/30/22 and dilutive securities information as of 3/31/22.
CY refers to Calendar Year; E refers to Estimated; LTM refers to Latest 12 Months.

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HOULIHAN LOKEY | 11

Selected Changes to Financial Analyses

(dollars in millions, except per share values)

	Preliminary Discussion Materials (6/3/22)		Current Discussion Materials (7/26/22)	
	Selected Companies Analysis			
Metric Capitalized	LTM Ended 3/31/22 Total Revenue	CY 2022E Total Revenue	LTM Ended 6/30/22 Total Revenue	CY 2022E Total Revenue
Base Amount	$55.6	$57.0	$52.9	$54.3
Implied Blended Selected Multiple Range [1]	0.68x - 1.33x	0.70x - 1.36x	0.68x - 1.35x	0.69x - 1.34x
Implied Enterprise Value Pre-Corporate Overhead [2]	$38.0 - $73.7	$40.0 - $77.7	$36.1 - $71.3	$37.4 - $72.8
Implied Total Equity Value Reference Range	$29.4 - $66.0	$31.4 - $70.0	$25.4 - $64.3	$26.8 - $65.8
Implied Per Share Equity Value Reference Range	**$0.51 - $1.15**	**$0.55 - $1.22**	**$0.45 - $1.12**	**$0.47 - $1.15**

	Discounted Cash Flow Analysis	
Terminal Metric	Total Revenue	Total Revenue
Selected Terminal Multiple Range	0.75x - 1.50x	0.75x - 1.50x
Selected Discount Rate Range	15.0% - 20.0%	15.0% - 20.0%
Implied Enterprise Value Pre-Corporate Overhead [2]	$32.1 - $80.8	$31.4 - $80.8
Implied Total Equity Value Reference Range	$23.4 - $73.0	$20.8 - $73.9
Implied Per Share Equity Value Reference Range	**$0.41 - $1.27**	**$0.36 - $1.29**

Note: No particular weight was attributed to any analysis.

1. *Implied blended selected multiple range calculated based on (i) discrete revenue multiples for each operating segment and (ii) relative revenue contributions of each operating segment. Selected multiples ranges for each of SAFR, KONTXT, Games and Foundation (in both the LTM and CY 2022E periods) were 1.00x – 2.50x, 1.00x – 2.50x, 0.50x – 1.25x and 0.75x – 1.00x, respectively, in the preliminary discussion materials dated 6/3/22 and 1.00x – 3.00x, 1.00x – 2.50x, 0.50x – 1.25x and 0.75x – 1.00x, respectively, in the current discussion materials.*
2. *Implied Enterprise Value Pre-Corporate Overhead determined by ascribing discrete revenue multiples for each operating segment and does not take into account any conglomerate discount.*

CY refers to Calendar Year.
E refers to Estimated.
LTM refers to Latest 12 Months.
Sources: Blue management, Capital IQ, Bloomberg and public filings.

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HOULIHAN LOKEY | 12

Selected Market Changes

SAFR and KONTXT Selected Companies

	Pricing as of 5/31/22		Pricing as of 7/21/22		Change vs. Prior Materials	
	EV [1] to Revenue [2]		EV [1] to Revenue [2]		EV [1] to Revenue [2]	
	LTM	CY 2022E	LTM	CY 2022E	LTM	CY 2022E
SAFR						
Aware, Inc.	1.97x	1.66x	1.54x	1.30x	-0.43x	-0.36x
BIO-key International, Inc.	2.01x	0.86x	2.04x	0.88x	0.03x	0.01x
Intellicheck, Inc.	1.30x	1.27x	2.50x	2.52x	1.20x	1.25x
Mitek Systems, Inc.	3.73x	3.39x	4.07x	3.71x	0.34x	0.31x
Low	1.30x	0.86x	1.54x	0.88x	0.25x	0.01x
High	3.73x	3.39x	4.07x	3.71x	0.34x	0.31x
Median	1.99x	1.46x	2.27x	1.91x	0.28x	0.45x
Mean	2.25x	1.79x	2.54x	2.10x	0.29x	0.30x
KONTXT						
Bandwidth Inc.	1.71x	1.57x	1.58x	1.45x	-0.13x	-0.12x
cyan AG	4.32x	2.84x	4.04x	2.76x	-0.28x	-0.08x
DatChat, Inc.	*NMF*	*NA*	*NMF*	*NA*	*NA*	*NA*
MIND C.T.I. Ltd	1.33x	*NA*	1.14x	*NA*	-0.20x	*NA*
Sinch AB (publ)	2.48x	1.74x	1.33x	1.07x	-1.15x	-0.67x
Low	1.33x	1.57x	1.14x	1.07x	-0.20x	-0.51x
High	4.32x	2.84x	4.04x	2.76x	-0.28x	-0.08x
Median	2.10x	1.74x	1.46x	1.45x	-0.64x	-0.29x
Mean	2.46x	2.05x	2.02x	1.76x	-0.44x	-0.29x
Blue [3]	0.17x	0.19x	0.16x	0.18x	-0.01x	-0.01x

Note: No company used in this analysis for comparative purposes is identical to Blue or any operating segment of Blue.
1. EV refers to Enterprise Value, which equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Multiples based on forward looking financial information have been calendarized to Blue's fiscal year end of December 31st.
3. Based on public filings, analyst estimates, market data and other public information as of applicable date.
CY refers to Calendar Year.
E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
NA refers to not available.
NMF refers to not meaningful figure.
Sources: Bloomberg, Capital IQ and public filings.

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HOULIHAN LOKEY 13

Selected Market Changes (cont.)

Games and Foundation Selected Companies

	Pricing as of 5/31/22		Pricing as of 7/21/22		Change vs. Prior Materials	
	EV [1] to Revenue [2]		EV [1] to Revenue [2]		EV [1] to Revenue [2]	
	LTM	CY 2022E	LTM	CY 2022E	LTM	CY 2022E
Games						
DeNA Co., Ltd.	1.48x	1.37x	1.52x	1.44x	0.04x	0.07x
G5 Entertainment AB (publ)	1.69x	1.60x	1.40x	1.30x	-0.28x	-0.29x
GREE, Inc.	1.86x	1.48x	1.78x	1.41x	-0.08x	-0.07x
GungHo Online Entmt., Inc.	0.52x	0.54x	0.58x	0.59x	0.06x	0.05x
Huuuge, Inc.	0.46x	0.44x	0.32x	0.34x	-0.14x	-0.10x
MAG Interactive AB (publ)	1.47x	1.43x	1.07x	0.96x	-0.40x	-0.46x
NHN Corporation	0.44x	0.39x	0.37x	0.33x	-0.07x	-0.06x
Rovio Entertainment Oyj	1.60x	1.46x	1.05x	0.96x	-0.56x	-0.50x
Ten Square Games S.A.	1.28x	1.24x	0.98x	1.14x	-0.30x	-0.10x
Low	0.44x	0.39x	0.32x	0.33x	-0.12x	-0.06x
High	1.86x	1.60x	1.78x	1.44x	-0.08x	-0.16x
Median	1.47x	1.37x	1.05x	0.96x	-0.42x	-0.41x
Mean	1.20x	1.10x	1.01x	0.94x	-0.19x	-0.16x
Foundation						
Avid Technology, Inc.	3.57x	3.39x	3.54x	3.37x	-0.03x	-0.02x
Benefitfocus, Inc.	2.15x	2.18x	2.06x	2.10x	-0.08x	-0.08x
Dolby Laboratories, Inc.	5.68x	5.34x	5.66x	5.34x	-0.01x	0.00x
DHI Group, Inc.	3.07x	2.70x	2.41x	2.12x	-0.65x	-0.58x
GoPro, Inc.	0.83x	0.79x	0.74x	0.70x	-0.10x	-0.09x
Harmonic Inc.	2.12x	1.89x	2.32x	2.06x	0.20x	0.17x
InterDigital, Inc.	3.65x	3.80x	3.53x	3.64x	-0.11x	-0.16x
Low	0.83x	0.79x	0.74x	0.70x	-0.10x	-0.09x
High	5.68x	5.34x	5.66x	5.34x	-0.01x	0.00x
Median	3.07x	2.70x	2.41x	2.12x	-0.65x	-0.58x
Mean	3.01x	2.87x	2.89x	2.76x	-0.11x	-0.11x
Blue [3]	0.17x	0.19x	0.16x	0.18x	-0.01x	-0.01x

Note: No company used in this analysis for comparative purposes is identical to Blue or any operating segment of Blue.
1. EV refers to Enterprise Value, which equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Multiples based on forward looking financial information have been calendarized to Blue's fiscal year end of December 31st.
3. Based on public filings, analyst estimates, market data and other public information as of applicable date.
CY refers to Calendar Year.
E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
NA refers to not available.
NMF refers to not meaningful figure.
Sources: Bloomberg, Capital IQ and public filings.

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Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 6. Disclaimer 51

Financial Analyses Summary

Status Quo Projections

Note: The financial analyses below are based on the Status Quo Projections and do not factor in potential dilutive impact of external financing.

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis		Selected Companies Analysis		Discounted Cash Flow Analysis	
	LTM Ended 6/30/22 Total Revenue		CY 2022E Total Revenue		Terminal Total Revenue Multiple: 0.75x -- 1.50x; Discount Rate	
Corresponding Base Amount	$52.9		$54.3		15.0%	20.0%
Implied Enterprise Value Pre-Corporate Overhead [1]	$36.1	$71.3	$37.4	$72.8	$31.4	$80.8
Corporate Overhead Deduction [2]	(25.0)	(33.3)	(25.0)	(33.3)	(25.0)	(33.3)
Implied Enterprise Value from Operations Reference Range	$11.1	$38.0	$12.4	$39.5	$6.4	$47.5
Unrestricted Cash and Cash Equivalents as of 6/30/22 [3] [4]	14.4	14.4	14.4	14.4	14.4	14.4
Scener Investment [3] [5]	0.0	12.0	0.0	12.0	0.0	12.0
Implied Total Enterprise Value Reference Range	$25.4	$64.3	$26.8	$65.8	$20.8	$73.9
Total Debt as of 6/30/22 [3]	0.0	0.0	0.0	0.0	0.0	0.0
Implied Total Equity Value Reference Range [6]	$25.4	$64.3	$26.8	$65.8	$20.8	$73.9
Total Shares Outstanding [3] [7]	57.1	57.3	57.1	57.3	57.1	57.3
Implied Per Share Equity Value Reference Range [6]	**$0.45**	**$1.12**	**$0.47**	**$1.15**	**$0.36**	**$1.29**

Refer to pages 22 and 29 for Selected Companies and Discounted Cash Flow Analyses, respectively

Note: No particular weight was attributed to any analysis.

1. *Implied Enterprise Value Pre-Corporate Overhead determined by ascribing discrete revenue multiples for each operating segment and does not take into account any conglomerate discount.*
2. *Reflects estimated present value of $5.0 million of run-rate corporate platform overhead costs not attributable to individual businesses associated with, among other things, public company costs, executive management compensation and benefits and corporate facilities expenses. Blue management has indicated that such costs exceed $5.0 million on an annual basis. Based on discount rate range of 15.0% to 20.0%.*
3. *Per Blue management.*
4. *Unrestricted cash balance includes ~$6.0 to ~$7.0 million of "trapped" international cash balances, per Blue management. Estimated unrestricted cash and cash equivalents balance as of 7/31/22 of ~$11.8 million (per Blue management) would result in reduction to Implied Per Share Equity Value Reference Ranges of ~$0.04 per share if incorporated herein.*
5. *Blue management has indicated that Scener has limited cash on its balance sheet, has implemented measures to mitigate its cash burn and has launched a bridge financing raise to continue its operations in advance of a potential sale transaction for which no indications of interest have been received. These events follow an unsuccessful capital raise launched in May 2022. Low end of the range reflects zero value and high end of the range reflects value implied by latest equity financing in December 2021 based on ~48% equity ownership interest as of 6/30/22 and $25.0 million implied post-money valuation per Blue management.*
6. *As of 12/31/21, Blue has in excess of $335.0 million of U.S. federal NOL carryforwards as well as additional tax attributes. No explicit adjustment to equity value made given, among other reasons, (i) multiple selections are based on universe of selected companies, many of which also have U.S. federal NOL carryforwards and tax attributes and (ii) insufficient information relating to financial projections beyond CY 2024E.*
7. *Reflects (i) ~8.1 million shares of Series B preferred stock, (ii) ~47.3 million shares of common stock, (iii) ~1.7 million pro forma restricted common stock units and awards and (iv) ~6.8 million outstanding common stock options, to the extent in the money. Restricted common stock units and awards pro forma for negotiated reduction of such units held by Mike Ensing of 0.4 million. As of 6/30/22.*

CY refers to Calendar Year; E refers to Estimated; LTM refers to Latest 12 Months; NOL refers to Net Operating Loss.
Sources: Blue management, public filings and the Agreement.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 16

Selected Historical and Projected Financial Data

Historic & Status Quo Projections || Consolidated

(dollars in millions)

	CY Ended December 31,					LTM Ended	CY Ending December 31,			CAGR	
	2017A	2018A	2019A	2020A	2021A	6/30/2022	2022E	2023E	2024E	2017A to 2021A	2021A to 2024E
SAFR	$0.0	$0.1	$1.1	$3.0	$4.3	$3.5	$3.2	$11.1	$20.7	*NMF*	69.4%
KONTXT	0.0	0.0	1.4	3.3	3.7	4.0	4.5	7.5	10.5	*NMF*	41.3%
Games	25.4	21.7	25.5	28.6	24.1	21.8	21.0	25.5	35.6	-1.3%	13.9%
Foundation	53.3	47.3	37.8	33.3	26.1	23.6	25.6	18.4	18.0	-16.4%	-11.6%
Total Revenue	**$78.7**	**$69.1**	**$65.8**	**$68.1**	**$58.2**	**$52.9**	**$54.3**	**$62.5**	**$84.8**	**-7.3%**	**13.4%**
Growth %	*NA*	*-12.2%*	*-4.8%*	*3.4%*	*-14.5%*		*-6.6%*	*15.0%*	*35.7%*		
Total Cost of Sales	(22.7)	(17.2)	(17.1)	(16.3)	(13.6)	(11.8)	(11.2)	(14.1)	(19.6)		
Gross Profit	**$56.0**	**$52.0**	**$48.7**	**$51.7**	**$44.6**	**$41.0**	**$43.2**	**$48.4**	**$65.1**	**-5.6%**	**13.5%**
Margin %	*71.2%*	*75.2%*	*74.0%*	*76.0%*	*76.6%*	*77.6%*	*79.5%*	*77.4%*	*76.8%*		
Sales & Marketing	(19.4)	(15.3)	(18.1)	(18.3)	(18.1)	(16.9)	(16.7)	(16.9)	(22.8)		
Research & Development	(25.5)	(25.7)	(24.2)	(20.9)	(20.2)	(19.7)	(20.3)	(20.9)	(23.7)		
General & Administrative	(22.2)	(24.7)	(24.8)	(19.5)	(18.9)	(18.9)	(19.7)	(17.7)	(17.3)		
As-Reported Adjusted EBITDA [1]	**($11.1)**	**($13.7)**	**($18.5)**	**($7.0)**	**($12.6)**	**($14.4)**	**($13.5)**	**($7.1)**	**$1.3**		
Margin %	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*1.5%*		
Additional Financial Information [1]											
Stock-Based Compensation							($2.0)	($2.0)	($2.0)		
Cash Restructuring Expenses							(3.7)	(1.4)	(1.4)		
General & Administrative Detail											
Direct Unit G&A	($5.6)	($5.0)	($5.1)	($3.9)	($3.7)	($3.4)	($3.3)	($2.8)	($2.9)		
Allocated Corporate G&A	(7.2)	(6.4)	(6.3)	(6.3)	(5.8)	(5.3)	(5.2)	(5.1)	(5.1)		
Unallocated Corporate Overhead	(6.8)	(6.9)	(8.8)	(7.4)	(7.6)	(7.8)	(8.2)	(6.0)	(5.4)		
MS Management [2]	(0.0)	(4.6)	(3.6)	(1.4)	(1.2)	(1.6)	(2.1)	(2.9)	(2.9)		
CM Management & Other [3]	(2.5)	(1.7)	(0.9)	(0.6)	(0.5)	(0.7)	(1.0)	(1.0)	(1.0)		
Total Unallocated Corporate G&A	(9.4)	(13.2)	(13.3)	(9.4)	(9.4)	(10.2)	(11.3)	(9.9)	(9.3)		
Total G&A	**($22.2)**	**($24.7)**	**($24.8)**	**($19.5)**	**($18.9)**	**($18.9)**	**($19.7)**	**($17.7)**	**($17.3)**		

Per Blue management, Unallocated Corporate Overhead consists of platform costs which primarily include (i) public company costs and (ii) C-level management compensation costs

Note: Figures in historical periods have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of Blue's interest in Napster.
Note: For the Foundation segment, (i) CY 2022E total revenue reflects positive $3.7 million impact of a one-time, high-margin licensing agreement and (ii) CY 2020A total revenue figure reflects revenue attributable to unallocated corporate overhead of less than $0.1 million not reflected in segment-level financial information noted elsewhere herein.
1. All figures, including expenses, provided by Blue management and presented net of normalizing adjustments (including stock-based compensation and cash restructuring expenses) where applicable.
2. Consists of compensation expenses related to Mobile Services, which encompasses SAFR, KONTXT and certain offerings within the Foundation segment.
3. Consists of compensation expenses related to Consumer Media, which encompasses certain offerings within the Foundation segment.
A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated; G&A refers to General & Administrative.
LTM refers to Latest 12 Months; NA refers to not available; NMF refers to not meaningful figure.
Source: Blue management.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 17

Selected Historical and Projected Financial Data (cont.) Historic & Status Quo Projections || Segment-Level Data || SAFR (dollars in millions) CY Ended December 31, LTM Ended CY Ending December 31, CAGR 2018A 2019A 2020A 2021A 6/30/2022 2022E 2023E 2024E 2021A to 2024E 2022E to 2024E Access Control $0.0 $0.0 $0.0 $0.0 $0.0 $0.7 $2.5 $7.4 NMF 238.3% Federal 0.0 0.0 1.2 1.4 1.2 0.8 4.5 7.6 76.7% 214.8% Commercial (Existing) 0.1 1.1 1.7 2.9 2.4 1.8 4.1 5.7 25.6% 78.0% Total Revenue $0.1 $1.1 $3.0 $4.3 $3.5 $3.2 $11.1 $20.7 69.4% 153.6% Growth % NA 704.1% 169.0% 44.0% -24.4% 243.8% 87.1% Cost of Goods Sold (0.0) (0.3) (0.3) (0.2) (0.2) (0.6) (1.9) (4.1) Gross Profit $0.1 $0.8 $2.7 $4.1 $3.4 $2.6 $9.1 $16.6 59.6% 150.6% Margin % 92.2% 74.9% 90.7% 96.0% 95.7% 82.2% 82.4% 80.2% Sales & Marketing (0.8) (4.8) (5.0) (7.1) (7.0) (7.1) (6.4) (8.1) Research & Development (2.8) (3.8) (4.4) (4.0) (4.8) (5.0) (5.0) (5.5) Direct G&A 0.0 0.0 0.0 (0.1) (0.2) (0.3) (0.2) (0.2) Allocated Corporate G&A (0.6) (1.0) (1.7) (1.8) (1.9) (2.2) (2.1) (2.1) Contribution Margin ($4.0) ($8.7) ($8.4) ($9.0) ($10.5) ($12.0) ($4.6) $0.7 Margin % NMF NMF NMF NMF NMF NMF NMF 3.3% Note: CY 2017 not shown due to de minimis segment revenues and operations. All figures, including expenses, provided by Blue management and presented net of normalizing adjustments where applicable. A refers to Actual. CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year. E refers to Estimated. G&A refers to General & Administrative. LTM refers to Latest 12 Months. NA refers to not available. NMF refers to not meaningful figure. Source: Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 18

Selected Historical and Projected Financial Data (cont.)

Historic & Status Quo Projections || Segment-Level Data || KONTXT

(dollars in millions)

	CY Ended December 31,				LTM Ended	CY Ending December 31,			CAGR	
	2018A	2019A	2020A	2021A	6/30/2022	2022E	2023E	2024E	2021A to 2024E	2022E to 2024E
Total Revenue	**$0.0**	**$1.4**	**$3.3**	**$3.7**	**$4.0**	**$4.5**	**$7.5**	**$10.5**	**41.3%**	**52.0%**
Growth %	*NA*	*NMF*	*130.6%*	*14.2%*		*22.1%*	*64.3%*	*40.5%*		
Cost of Sales	(0.0)	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.4)	(0.5)		
Gross Profit	**$0.0**	**$1.3**	**$3.0**	**$3.5**	**$3.7**	**$4.3**	**$7.1**	**$10.0**	**41.9%**	**52.3%**
Margin %	*100.0%*	*91.9%*	*92.3%*	*93.8%*	*94.2%*	*94.7%*	*95.1%*	*95.1%*		
Sales & Marketing	(0.1)	(0.1)	(0.1)	(0.4)	(0.5)	(1.0)	(1.8)	(2.6)		
Research & Development	(2.1)	(2.0)	(2.2)	(3.2)	(3.3)	(3.9)	(4.5)	(5.6)		
Allocated Corporate G&A	(0.4)	(0.6)	(0.5)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)		
Contribution Margin	**($2.6)**	**($1.3)**	**$0.2**	**($0.7)**	**($0.7)**	**($1.3)**	**$0.1**	**$1.1**		
Margin %	*NMF*	*NMF*	*6.3%*	*NMF*	*NMF*	*NMF*	*1.2%*	*10.6%*		

Note: CY 2017 not shown due to de minimis segment revenues and operations. All figures, including expenses, provided by Blue management and presented net of normalizing adjustments where applicable.
A refers to Actual.
CAGR refers to Compound Annual Growth Rate.
CY refers to Calendar Year.
E refers to Estimated.
G&A refers to General & Administrative.
LTM refers to Latest 12 Months.
NA refers to not available.
NMF refers to not meaningful figure.
Source: Blue management.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 19

Selected Historical and Projected Financial Data (cont.) Historic & Status Quo Projections || Segment-Level Data || Games (dollars in millions) CY Ended December 31, LTM Ended CY Ending December 31, CAGR 2017A 2018A 2019A 2020A 2021A 6/30/2022 2022E 2023E 2024E 2017A to 2021A 2021A to 2024E Free-to-Play $0.0 $0.7 $6.9 $14.1 $11.6 $9.8 $9.3 $14.8 $25.8 NMF 30.4% Heartbeat $13.0 $9.9 $9.2 $5.9 $4.5 $4.5 $4.6 $4.3 $3.9 -23.4% -4.2% Classic 12.4 11.2 9.4 8.6 8.0 7.5 7.1 6.4 5.8 -10.5% -10.0% Total Legacy $25.4 $21.0 $18.6 $14.5 $12.5 $12.0 $11.7 $10.7 $9.8 -16.3% -7.9% Total Revenue $25.4 $21.7 $25.5 $28.6 $24.1 $21.8 $21.0 $25.5 $35.6 -1.3% 13.9% Growth % NA -14.6% 17.6% 12.2% -15.7% -12.9% 21.7% 39.2% Free-to-Play % 0.0% 3.1% 27.1% 49.3% 48.3% 44.9% 44.5% 58.0% 72.6% Cost of Sales (8.7) (6.1) (7.0) (7.4) (6.2) (5.5) (5.3) (7.3) (10.7) Gross Profit $16.7 $15.6 $18.5 $21.2 $17.9 $16.3 $15.6 $18.2 $24.9 1.8% 11.6% Margin % 65.8% 71.8% 72.6% 74.0% 74.4% 74.7% 74.6% 71.3% 70.0% Sales & Marketing (6.0) (5.2) (6.2) (8.1) (7.6) (6.8) (6.2) (7.4) (10.8) Research & Development (9.7) (10.8) (9.9) (8.7) (8.8) (7.6) (7.1) (8.3) (9.6) Direct G&A (2.9) (2.8) (2.9) (2.1) (2.1) (1.9) (1.6) (1.7) (1.8) Allocated Corporate G&A (1.1) (1.0) (0.9) (0.8) (0.7) (0.7) (0.8) (0.7) (0.7) Contribution Margin ($3.0) ($4.2) ($1.3) $1.6 ($1.3) ($0.8) $0.0 $0.1 $1.9 Margin % NMF NMF NMF 5.4% NMF NMF 0.2% 0.5% 5.4% Note: All figures, including expenses, provided by Blue management and presented net of normalizing adjustments where applicable. A refers to Actual. CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year. E refers to Estimated. G&A refers to General & Administrative. LTM refers to Latest 12 Months. NA refers to not available. NMF refers to not meaningful figure. Source: Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Selected Historical and Projected Financial Data (cont.)

Historic & Status Quo Projections || Segment-Level Data || Foundation

(dollars in millions)

	CY Ended December 31,					LTM Ended	CY Ending December 31,			CAGR	
	2017A	2018A	2019A	2020A	2021A	6/30/2022	2022E	2023E	2024E	2017A to 2021A	2021A to 2024E
Ringback Tones (RBT) & RealTimes (RT)	$22.8	$21.3	$17.1	$14.5	$10.1	$9.0	$8.4	$5.6	$5.2	-18.3%	-20.1%
Intercarrier Messaging (ICM)	8.0	7.7	7.6	6.2	5.7	5.0	4.3	4.2	4.0	-8.2%	-11.2%
RealPlayer (RP) & SuperPass (SP)	8.9	8.2	6.7	6.6	5.2	4.8	4.7	5.0	5.0	-12.5%	-1.7%
Intellectual Property (IP)	13.6	9.9	6.5	5.9	5.1	4.7	8.2	3.6	3.9	-21.9%	-8.4%
Total Revenue	**$53.3**	**$47.3**	**$37.8**	**$33.2**	**$26.1**	**$23.6**	**$25.6**	**$18.4**	**$18.0**	**-16.4%**	**-11.6%**
Growth %	*NA*	*-11.4%*	*-20.0%*	*-12.1%*	*-21.5%*		*-1.9%*	*-28.1%*	*-2.1%*		
Total Cost of Sales	(14.1)	(11.9)	(10.0)	(8.3)	(7.0)	(5.9)	(5.0)	(4.4)	(4.3)		
Gross Profit	**$39.3**	**$35.4**	**$27.8**	**$24.9**	**$19.1**	**$17.7**	**$20.6**	**$14.0**	**$13.7**	**-16.5%**	**-10.5%**
Margin %	*73.6%*	*74.8%*	*73.5%*	*74.9%*	*73.2%*	*75.1%*	*80.6%*	*76.1%*	*76.1%*		
Sales & Marketing	(13.4)	(9.3)	(7.1)	(5.2)	(2.9)	(2.5)	(2.4)	(1.2)	(1.2)		
Research & Development	(15.8)	(10.0)	(8.6)	(5.6)	(4.2)	(4.0)	(4.2)	(3.1)	(3.0)		
Direct G&A	(2.7)	(2.2)	(2.2)	(1.8)	(1.6)	(1.3)	(1.4)	(0.9)	(1.0)		
Allocated Corporate G&A	(6.1)	(4.5)	(3.9)	(3.3)	(2.6)	(2.1)	(1.6)	(1.6)	(1.6)		
Contribution Margin	**$1.3**	**$9.4**	**$6.0**	**$9.0**	**$7.8**	**$7.8**	**$11.0**	**$7.1**	**$6.9**	**57.2%**	**-3.8%**
Margin %	*2.4%*	*19.9%*	*15.8%*	*27.1%*	*29.8%*	*33.1%*	*42.9%*	*38.7%*	*38.5%*		

Note: Figures in historical periods have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of Blue's interest in Napster. All figures, including expenses, provided by Blue management and presented net of normalizing adjustments where applicable.
Note: CY 2020A total revenue figure does not reflect revenue attributable to unallocated corporate overhead of less than $0.1 million reflected in consolidated Foundation financial information noted elsewhere herein.
A refers to Actual.
CAGR refers to Compound Annual Growth Rate.
CY refers to Calendar Year.
E refers to Estimated.
G&A refers to General & Administrative.
LTM refers to Latest 12 Months.
NA refers to not available.
NMF refers to not meaningful figure.
Source: Blue management.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 21

Selected Companies Analysis Summary Status Quo Projections (dollars in millions) Implied Selected Revenue Enterprise Value Total Revenue Multiple Range Contribution [1] Pre-Corporate Overhead LTM Ended 6/30/22 SAFR 1.00x — 3.00x $3.5 KONTXT 1.00x — 2.50x $4.0 Games 0.50x — 1.25x $21.8 Foundation 0.75x — 1.00x $23.6 Consolidated LTM Ended 6/30/22 Information $52.9 $36.1 — $71.3 Implied Enterprise Value Pre-Corporate Overhead || LTM Ended 6/30/22 $36.1 — $71.3 Implied Enterprise Value / LTM Ended 6/30/22 Total Revenue Multiple 0.68x — 1.35x CY 2022E SAFR 1.00x — 3.00x $3.2 KONTXT 1.00x — 2.50x $4.5 Games 0.50x — 1.25x $21.0 Foundation 0.75x — 1.00x $25.6 Consolidated CY 2022E Information $54.3 $37.4 — $72.8 Implied Enterprise Value Pre-Corporate Overhead || CY 2022E $37.4 — $72.8 Implied Enterprise Value / CY 2022E Total Revenue Multiple 0.69x — 1.34x 1. Per Blue management. CY refers to Calendar Year. E refers to Estimated. LTM refers to Latest 12 Months. Source: Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Selected Companies Analysis

SAFR and KONTXT

(dollars in millions, except per share values)

		Selected Market Trading Information					Selected Multiple Information	
							EV [1] to Revenue [5]	
	Ticker	Share Price [2]	% of 52-Week High [3]	% Above 52-Week Low [3]	Equity Market Value [2] [4]	EV [2] [4]	LTM	CY 2022E
SAFR								
Aware, Inc.	NasdaqGM:AWRE	$2.38	55.7%	10.2%	$51.5	$26.4	1.54x	1.30x
BIO-key International, Inc.	NasdaqCM:BKYI	$1.88	49.5%	16.0%	15.8	10.5	2.04x	0.88x
Intellicheck, Inc.	NasdaqGM:IDN	$2.75	28.4%	106.8%	53.4	42.2	2.50x	2.52x
Mitek Systems, Inc.	NasdaqCM:MITK	$9.96	42.8%	19.7%	476.3	538.8	4.07x	3.71x
Low			28.4%	10.2%			1.54x	0.88x
High			55.7%	106.8%			4.07x	3.71x
Median			46.1%	17.9%			2.27x	1.91x
Mean			44.1%	38.2%			2.54x	2.10x
KONTXT								
Bandwidth Inc.	NasdaqGS:BAND	$18.46	13.5%	23.1%	$482.6	$802.7	1.58x	1.45x
cyan AG	XTRA:CYR	$2.67	33.0%	18.8%	35.7	34.9	4.04x	2.76x
DatChat, Inc.	NasdaqCM:DATS	$1.23	6.6%	19.4%	24.1	6.4	*NMF*	*NA*
MIND C.T.I. Ltd	NasdaqGM:MNDO	$2.37	66.8%	7.7%	48.3	29.4	1.14x	*NA*
Sinch AB (publ)	OM:SINCH	$2.35	11.7%	23.2%	1,967.7	2,908.9	1.33x	1.07x
Low			6.6%	7.7%			1.14x	1.07x
High			66.8%	23.2%			4.04x	2.76x
Median			13.5%	19.4%			1.46x	1.45x
Mean			26.3%	18.4%			2.02x	1.76x
Blue [6]	NasdaqGS:RNWK	$0.60	29.2%	31.6%	$34.4	$8.9	0.16x	0.18x
Blue || Unaffected [7]	NasdaqGS:RNWK	$0.47	16.6%	2.2%	$26.7	$1.2	*NMF*	*NMF*

Note: No company used in this analysis for comparative purposes is identical to Blue or any operating segment of Blue.
1. *EV refers to Enterprise Value, which equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 7/21/22.*
3. *Based on market data as of 7/21/22. Inclusive of intraday prices.*
4. *Based on diluted shares.*
5. *Multiples based on forward looking financial information have been calendarized to Blue's fiscal year end of December 31st.*
6. *Based on public filings, analyst estimates, market data and other public information as of 7/21/22.*
7. *Based on public filings, analyst estimates, market data and other public information as of 5/6/22, the last trading day prior to the date the Proposal was publicly disclosed.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; NMF refers to not meaningful figure.
Sources: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 23

Selected Companies Analysis (cont.)

Games and Foundation

(dollars in millions, except per share values)

	Ticker	Share Price [2]	% of 52-Week High [3]	% Above 52-Week Low [3]	Equity Market Value [2] [4]	EV [2] [4]	EV [1] to Revenue [5] LTM	EV [1] to Revenue [5] CY 2022E
		Selected Market Trading Information					Selected Multiple Information	
Games								
DeNA Co., Ltd.	TSE:2432	$14.07	87.6%	21.1%	$1,832.6	$1,442.4	1.52x	1.44x
G5 Entertainment AB (publ)	OM:G5EN	$22.36	45.9%	32.3%	199.8	181.5	1.40x	1.30x
GREE, Inc.	TSE:3632	$6.19	66.5%	45.9%	1,072.6	803.8	1.78x	1.41x
GungHo Online Entmt., Inc.	TSE:3765	$18.46	81.7%	29.1%	1,142.4	417.0	0.58x	0.59x
Huuuge, Inc.	WSE:HUG	$3.86	43.2%	20.0%	313.4	114.7	0.32x	0.34x
MAG Interactive AB (publ)	OM:MAGI	$1.70	41.4%	9.4%	45.1	32.2	1.07x	0.96x
NHN Corporation	KOSE:A181710	$21.43	55.7%	9.7%	804.1	564.1	0.37x	0.33x
Rovio Entertainment Oyj	HLSE:ROVIO	$6.69	67.8%	15.4%	498.5	323.8	1.05x	0.96x
Ten Square Games S.A.	WSE:TEN	$21.97	18.2%	6.9%	160.4	128.4	0.98x	1.14x
Low			18.2%	6.9%			0.32x	0.33x
High			87.6%	45.9%			1.78x	1.44x
Median			55.7%	20.0%			1.05x	0.96x
Mean			56.4%	21.1%			1.01x	0.94x
Foundation								
Avid Technology, Inc.	NASDAQ: AVID	$29.02	74.4%	39.3%	$1,345.4	$1,472.2	3.54x	3.37x
Benefitfocus, Inc.	NasdaqGM:BNFT	$8.51	63.3%	16.1%	314.2	534.4	2.06x	2.10x
Dolby Laboratories, Inc.	NYSE:DLB	$77.45	74.3%	12.0%	8,161.7	7,125.0	5.66x	5.34x
DHI Group, Inc.	NYSE:DHX	$5.17	68.3%	42.8%	280.1	307.9	2.41x	2.12x
GoPro, Inc.	NasdaqGS:GPRO	$6.24	51.4%	19.0%	1,049.2	864.5	0.74x	0.70x
Harmonic Inc.	NasdaqGS:HLIT	$10.46	85.6%	31.4%	1,341.5	1,258.4	2.32x	2.06x
InterDigital, Inc.	NasdaqGS:IDCC	$63.76	84.7%	13.6%	2,038.3	1,570.2	3.53x	3.64x
Low			51.4%	12.0%			0.74x	0.70x
High			85.6%	42.8%			5.66x	5.34x
Median			74.3%	19.0%			2.41x	2.12x
Mean			71.7%	24.9%			2.89x	2.76x
Blue [6]	NasdaqGS:RNWK	$0.60	29.2%	31.6%	$34.4	$8.9	0.16x	0.18x
Blue || Unaffected [7]	NasdaqGS:RNWK	$0.47	16.6%	2.2%	$26.7	$1.2	*NMF*	*NMF*

Note: No company used in this analysis for comparative purposes is identical to Blue or any operating segment of Blue.
1. EV refers to Enterprise Value, which equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Based on closing prices as of 7/21/22.
3. Based on market data as of 7/21/22. Inclusive of intraday prices.
4. Based on diluted shares.
5. Multiples based on forward looking financial information have been calendarized to Blue's fiscal year end of December 31st.
6. Based on public filings, analyst estimates, market data and other public information as of 7/21/22.
7. Based on public filings, analyst estimates, market data and other public information as of 5/6/22, the last trading day prior to the date the Proposal was publicly disclosed.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NMF refers to not meaningful figure.
Sources: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 24

Selected Benchmarking Data Status Quo Projections || Size LTM Revenue (dollars in millions) $2,181 1 $1,517 $1,258 $1,174 $948 $720 $509 $543 $451 $444 $416 $362 $310 $259 $132 $131 $128 $53 $17 $17 $5 $4 $26 $9 $4 $129 $30 $22 $24 $0 Enterprise Value1 (dollars in millions) $2,909 $7,125 1 $1,570 $1,442 $1,472 $1,258 $864 $803 $804 $539 $564 $534 $417 $324 $308 $181 $128 $115 $9 $42 $26 $11 $35 $29 $6 $32 SAFR KONTXT Games Foundation Note: No company shown for comparative purposes is identical to Blue or any operating segment of Blue. 1. Based on closing trading prices of common stock on 7/21/22. LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for Blue, in which case LTM refers to Latest 12 Months. Sources: Capital IQ, Bloomberg, public filings and Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Selected Benchmarking Data (cont.) Status Quo Projections || Growth CY 2020A to CY 2021A Revenue Growth 1 101.6% 52.7%49.0% 44.0%40.2% 33.9%30.2% 18.0% 19.4% 23.9% 18.5% 14.2%12.7% 17.2%12.3%11.6% 13.7% 9.7% 5.8% 5.1% 8.0% 7.9% NMF -0.5% -3.0% -1.9% -14.5% -15.7% -21.5% -60.2% CY 2021A to CY 2022E Revenue Growth 1 134.6% 72.7% 46.2% 21.0%16.3% 22.1% 17.9%16.1% 20.9%20.3% 12.9% 15.6%14.4% 2.3% 8.3% 4.5% 6.7% 6.5% 3.7% NA NA 1.3% -6.6% -7.0% -1.9% -3.4% -9.5%-12.9% -17.1% -24.4% SAFR KONTXT Games Foundation Note: No company shown for comparative purposes is identical to Blue or any operating segment of Blue. 1. CY 2022E total revenue reflects positive $3.7 million impact of a one-time, high-margin licensing agreement. A refers to Actual; CY refers to Calendar Year; E refers to Estimated; NA refers to Not Available; NMF refers to not meaningful figure. Sources: Capital IQ, Bloomberg, public filings and Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Selected Benchmarking Data (cont.)

Status Quo Projections || Adjusted EBITDA Margin[1]

LTM Adjusted EBITDA Margin


NMF
31.4%
NMF
NMF
NMF
NMF
27.1%
8.6%
5.5%
NMF
NMF
NMF
30.2%
27.4%
27.1%
25.1%
24.7%
18.2%
15.3%
8.4%
8.1%
NMF
44.0%
33.1%
26.2%
14.3%
13.7%
11.5%
9.6%
7.3%
Blue
MITK
IDN
AWRE
BKYI
SAFR
MNDO
SINCH
BAND
CYR
DATS
KONTXT
3765
G5EN
2432
TEN
MAGI
Rovio
HUG
3632
NHN
Games
IDCC
Foundation
DLB
DHX
Avid
GPRO
BNFT
HLIT

CY 2022E Adjusted EBITDA Margin


NMF
28.1%
NA
NMF
NMF
NMF
10.7%
5.5%
NA
NA
NMF
NMF
30.2%
26.8%
25.2%
24.3%
17.4%
17.1%
16.6%
15.0%
7.7%
0.2%
42.9%
37.8%
20.6%
19.9%
18.2%
15.5%
14.6%
11.6%
Blue
MITK
BKYI
IDN
AWRE
SAFR
SINCH
BAND
DATS
MNDO
CYR
KONTXT
3765
TEN
MAGI
G5EN
2432
3632
Rovio
HUG
NHN
Games
Foundation [2]
DLB
DHX
Avid
BNFT
GPRO
IDCC
HLIT
SAFR
KONTXT
Games
Foundation

Note: No company shown for comparative purposes is identical to Blue or any operating segment of Blue.
1. Margins for Blue operating segments reflect contribution margins and are not burdened with unallocated corporate G&A or unallocated corporate overhead.
2. CY 2022E total revenue reflects positive $3.7 million impact of a one-time, high-margin licensing agreement.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
G&A refers to General & Administration; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to Not Available; NMF refers to Not Meaningful Figure.
Sources: Capital IQ, Bloomberg, public filings and Blue management.

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 27

Selected Benchmarking Data (cont.) Status Quo Projections || Gross Profit Margin LTM Gross Profit Margin 1 100.0% 95.7%93.3% 94.2% 90.0% 90.3% 89.6%87.9% 77.6% 78.7%75.9% 75.1% 74.7%74.6% 70.4% 65.6%63.6% 65.1% 59.1%55.7% 59.2% 52.7% 50.4% 52.2%50.4% 43.8% 41.6% 28.1%27.3% NMF CY 2022E Gross Profit Margin 1 100.0% 93.1% 94.7% 90.0%87.0%82.2% 87.1% 89.6%87.9% 79.5% 77.9% 80.6% 75.0%74.6% 70.2%67.5% 67.2% 62.3%60.0% 63.6%55.0% 52.4% 49.8% 46.3% 41.8% 31.3% NA NA NA NA SAFR KONTXT Games Foundation Note: No company shown for comparative purposes is identical to Blue or any operating segment of Blue. 1. CY 2022E total revenue reflects positive $3.7 million impact of a one-time, high-margin licensing agreement. CY refers to Calendar Year; E refers to Estimated; G&A refers to General & Administration; LTM refers to the most recently completed 12-month period for which financial information has been made public. NA refers to Not Available; NMF refers to not meaningful figure. Sources: Capital IQ, Bloomberg, public filings and Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Discounted Cash Flow Analysis Status Quo Projections || Consolidated (dollars in millions) Projected CY Ending 12/31, 2022E [1] 2023E 2024E Total Revenue $29.2 $62.5 $84.8 Growth % 15.0% 35.7% As-Reported Adjusted EBITDA [2] ($5.6) ($7.1) $1.3 Unallocated Corporate Overhead [3] 4.1 6.0 5.4 Stock-Based Compensation [4] (1.0) (2.0) (2.0) Adjusted-EBITDA Pre-Corporate Overhead ($2.5) ($3.2) $4.7 Cash Restructuring Expenses (1.5) (1.4) (1.4) Cash Bonus Accrual Adjustment 1.9 0.0 0.0 Change in Net Working Capital [5] (1.4) (2.0) (4.0) Unlevered Free Cash Flows ($3.4) ($6.6) ($0.7) PV of PV of Terminal Value Cash Flows as a Multiple of Implied Enterprise Value (2022—2024) 2024 Total Revenue Discount Rate 0.75x 1.00x 1.25x 1.50x 0.75x 1.00x 1.25x 1.50x 15.0% ($9.7) $45.3 $60.3 $75.4 $90.5 $35.6 $50.7 $65.8 $80.8 17.5% ($9.5) + $43.0 $57.3 $71.6 $85.9 = $33.4 $47.8 $62.1 $76.4 20.0% ($9.4) $40.8 $54.4 $68.0 $81.6 $31.4 $45.0 $58.6 $72.2 PV of Terminal Value as a % of Enterprise Value Discount Rate 0.75x 1.00x 1.25x 1.50x 15.0% 127.2% 119.1% 114.7% 112.0% 17.5% 128.5% 119.9% 115.3% 112.5% 20.0% 129.8% 120.8% 116.0% 113.0% Note: Present values as of 7/26/22; mid-year convention applied. Note: Per Blue management, Blue is not expected to be a material cash tax payer over the projection period and depreciation & amortization is expected to be de minimis over the projection period. As such, adjusted EBITDA is expected to be equivalent to unlevered earnings. Represents 6 months of quarterly projected financial information unless otherwise noted. Reflects adjusted EBITDA figures on same basis as reported in public filings. Inclusive of add-back associated with stock-based compensation expense and cash restructuring expenses. Reflects corporate overhead costs, per Blue management. Stock-based compensation expense treated as cash outflow to approximate dilutive impact. Represents a 6-month stub period. Inclusive of cash outflows associated with capital expenditures of ~$0.3 million annually. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. CY refers to Calendar Year. E refers to Estimated. G&A refers to General & Administrative Expense. PV refers to Present Value. Sources: Capital IQ, Bloomberg, public filings and Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 29

Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 6. Disclaimer 51

Transaction Implied Premiums to Historical Stock Trading Prices (dollars per share in actuals) Implied Premium of Merger Consideration Selected Metric [1] ($0.73 Per Share ) 5/6/22 [2] 7/21/22 5/6/22 [2] 7/21/22 Unaffected Current Unaffected Current 1-Day Closing Price $0.47 $0.60 57.0% 21.9% 5-Day VWAP $0.49 $0.58 48.5% 25.7% 10-Day VWAP $0.50 $0.58 46.3% 26.1% 20-Day VWAP $0.59 $0.60 24.6% 22.4% 30-Day VWAP $0.59 $0.61 23.9% 19.6% 3-Month VWAP $0.61 $0.58 19.4% 25.5% 6-Month VWAP $0.84 $0.62 (12.9%) 18.5% 1-Year VWAP $1.71 $1.10 (57.3%) (33.8%) 5/6/22 [2] 7/21/22 52-Week High Closing Price [3] $2.71 $1.97 (73.1%) (62.9%) 52-Week Low Closing Price [4] $0.47 $0.47 57.0% 57.0% 1. Closing prices per Capital IQ. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of applicable date. 2. Unaffected date refers to 5/6/22, the last trading date prior to the public announcement of the Proposal. 3. Reflects closing per share price on 6/11/21 and 7/29/21 as of 5/6/22 and 7/21/22, respectively. 4. Reflects closing per share price on 5/6/22. VWAP refers to Volume-Weighted Average Price. Sources: Bloomberg, Capital IQ and the Agreement. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 31

Selected Historical Performance Observations Annual Total Revenue1 and Common Stock Price Performance || 10-Year Lookback [Graphic Appears Here] Note: For CY 2017A to CY 2021A, figures have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of Blue’s interest in Napster. For CY 2012A to CY 2016A, figures reflect as-reported figures per public filings and are not adjusted for discontinued operations or acquisitions / divestitures (including Slingo and social casino games business sold in 2015). 1. In CY 2017, Korean music on-demand business was reported as a discontinued operation. CY 2017 revenue figure does not include ~$46.0 million of revenue associated with this business. A refers to Actual; CY refers to Calendar Year. Sources: Blue management, public filings and Capital IQ as of 7/21/22. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 32

Wall Street Analyst Consensus Estimates Trajectory Since Immediately Following April 2021 Follow-On Offering Total Revenue (CY 2022E) (dollars in millions) CY 2022E revenue projections for AI (i.e., SAFR and $75.0 KONTXT) businesses declined 50% from ~$20 million to ~$10 million over the time period shown $70.0 5/10/21: $65.0 $71.7 $60.0 7/21/22: $55.0 $50.7 $50.0 $45.0 May-21 Jun-21 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Adjusted EBITDA1 (CY 2022E) (dollars in millions) $0.0 ($5.0) 5/10/21: ($8.6) ($10.0) ($15.0) 7/21/22: ($19.0) ($20.0) May-21 Jun-21 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 1. Reflects adjusted EBITDA as reported by Blue management. Inclusive of add-backs associated with stock-based compensation expenses. Adjusted EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful. Sources: Bloomberg as of 7/21/22. 33 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Selected Relative Stock Performance Information

Total Stockholder Return || 10-Year Lookback

	10-Year Return	5-Year Return	3-Year Return	1-Year Return	Since Proposal (5/6/22) [1]
Blue	-92.3%	-86.2%	-62.8%	-69.5%	28.8%
S&P 500 Index (Total Return)	260.2%	76.9%	40.8%	-6.9%	-2.7%
Nasdaq Index (Total Return)	365.0%	97.7%	50.6%	-17.0%	-0.5%
Selected Companies Index - SAFR [2]	19.9%	-36.5%	-24.0%	-47.7%	-3.7%
Selected Companies Index - KONTXT [3]	47.6%	-34.9%	-34.7%	-81.8%	-34.6%
Selected Companies Index - Games [4]	101.7%	-53.1%	-11.8%	-43.2%	-13.2%
Selected Companies Index - Foundation [5]	88.6%	64.5%	40.6%	-9.0%	10.8%



Indexed Prices
2000%
1750%
1500%
1250%
1000%
750%
500%
250%
0%
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
365.0%
260.2%
101.7%
88.6%
47.6%
19.9%
-92.3%
Blue
S&P 500 Index (Total Return)
Nasdaq Index (Total Return)
Selected Companies Index - SAFR [2]
Selected Companies Index - KONTXT [3]
Selected Companies Index - Games [4]
Selected Companies Index - Foundation [5]

1. *Unaffected date refers to 5/6/22, the last trading day prior to the date the Proposal was publicly disclosed.*
2. *Includes: Aware, Inc., BIO-key International, Inc., Intellicheck, Inc., and Mitek Systems, Inc.*
3. *Includes: Bandwidth, Inc., cyan AG, DatChat, Inc., MIND C.T.I. Ltd., and Sinch AB.*
4. *Includes: DeNA Co., Ltd., G5 Entertainment AB, GREE, Inc., GungHo Online Entertainment, Inc., Huuuge, Inc., MAG Interactive AB, NHN Corporation, Rovio Entertainment Oyj, and Ten Square Games S.A.*
5. *Includes: Avid Technology, Inc., Benefitfocus, Inc., Dolby Laboratories, Inc., DHI Group, Inc., GoPro, Inc., Harmonic Inc., and InterDigital Inc.*

Source: Capital IQ as of 7/21/22.

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HOULIHAN LOKEY | 34

Selected Historical Trading Activity Last Six Months Last Three Months Total VWAP Volume: 29.4 million (89.3% of float) Total VWAP Volume: 14.4 million (43.7% of float) VWAP1: $0.62 VWAP1: $0.58 63.1% 46.0% 38.5% 30.7% 8.8% 3.7% 6.2% 3.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% Below $0.40- $0.50- $0.60- $0.70- $0.80- $0.90- $1.00+ Below $0.40- $0.50- $0.60- $0.70- $0.80- $0.90- $1.00+ $0.40 $0.49 $0.59 $0.69 $0.79 $0.89 $0.99 $0.40 $0.49 $0.59 $0.69 $0.79 $0.89 $0.99 Since Proposal2 Last One Month Total VWAP Volume: 12.2 million (37.2% of float) Total VWAP Volume: 2.6 million (8.0% of float) VWAP1: $0.59 VWAP1: $0.60 % of Volume Traded Above % of Volume Traded Above Merger Consideration3: 0.0% Merger Consideration3: 0.0% 62.5% High Since Proposal3: $0.72 High Last One Month3: $0.68 56.4% Low Since Proposal3: $0.51 Low Last One Month3: $0.58 43.6% 35.3% 0.0% 2.2% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% Below $0.40- $0.50- $0.60- $0.70- $0.80- $0.90- $1.00+ Below $0.40- $0.50- $0.60- $0.70- $0.80- $0.90- $1.00+ $0.40 $0.49 $0.59 $0.69 $0.79 $0.89 $0.99 $0.40 $0.49 $0.59 $0.69 $0.79 $0.89 $0.99 1. Based on VWAP over specified period (one month, since Proposal, three months or six months). Per Bloomberg. 2. Since 5/6/22, the last trading day prior to the date the Proposal was publicly disclosed. 3. Based on Merger Consideration of $0.73 per share of common stock and intraday VWAP information over specified period. VWAP refers to Volume-Weighted Average Price. Sources: Bloomberg and Capital IQ as of 7/21/22, the Proposal and the Agreement. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 35

Public Ownership Summary

- Glaser holds 38.5% of voting interests through a combination of common stock and Series B preferred stock.
- Series B preferred stock, which is all held by Glaser, is economically equivalent to common stock but has no voting rights unless converted. Series B preferred stock can be converted into common stock on a 1:1 basis, subject to Glaser's voting interest not exceeding 38.5% on a pro forma basis.

(shares in millions)

	Common Stock		Series B Preferred Stock		Total Stock Outstanding				
					Total Shares			Voting Rights %	
Holder	Shares	% Outstanding	Shares	% Outstanding	Economic Shares	Voting Shares [1]	Economic Ownership %	Total	Unaffiliated [2]
Robert D. Glaser (Founder, Chairman & CEO) [3]	13.4	28.2%	8.1	100.0%	21.4	21.3	38.7%	38.5%	NA
Thomas A. Satterfield, Jr. and Affiliates [4]	5.8	12.4%			5.8	5.8	10.6%	10.6%	17.2%
Renaissance Technologies LLC	2.0	4.1%			2.0	2.0	3.5%	3.6%	5.8%
The Vanguard Group, Inc.	1.2	2.4%			1.2	1.2	2.1%	2.1%	3.4%
Pinnacle Wealth Management, LLC	1.1	2.2%			1.1	1.1	1.9%	1.9%	3.1%
Current / Former Directors and Executive Officers	1.0	2.2%			1.0	1.0	1.9%	1.9%	3.1%
AMH Equity, Ltd.	0.9	2.0%			0.9	0.9	1.7%	1.7%	2.7%
BlackRock, Inc.	0.7	1.5%			0.7	0.7	1.3%	1.3%	2.1%
Dimensional Fund Advisors LP	0.7	1.4%			0.7	0.7	1.2%	1.2%	2.0%
Fuller & Thaler Asset Management, Inc.	0.4	0.8%			0.4	0.4	0.7%	0.7%	1.1%
Geode Capital Management, LLC	0.3	0.5%			0.3	0.3	0.5%	0.5%	0.8%
Bridgeway Capital Management, LLC	0.2	0.5%			0.2	0.2	0.4%	0.4%	0.6%
Norges Bank Investment Management	0.2	0.4%			0.2	0.2	0.3%	0.3%	0.6%
Other	19.6	41.3%			19.6	19.6	35.3%	35.4%	57.6%
Total	**47.3**	**100.0%**	**8.1**	**100.0%**	**55.4**	**55.2**	**100.0%**	**100.0%**	**100.0%**
Total Outstanding Shares	*85.4%*		*14.6%*						
Total Voting Shares	*85.7%*		*14.3%*						

Economic Ownership



38.7%
10.6%
50.8%

- Robert D. Glaser (Founder, Chairman & CEO) [3]
- Thomas A. Satterfield, Jr. and Affiliates [4]
- Other Common Stockholders

Voting Rights



38.5%
10.6%
50.9%

1. Does not reflect impact of common stock issuable upon exercise of outstanding stock options or outstanding restricted stock units. For Robert Glaser, reflects conversion of ~7.9 million of his ~8.1 million shares of preferred stock (which preferred shares are convertible into voting common stock on a 1:1 basis, subject to a 38.5% maximum voting interest in Blue).
2. Reflects holdings as percent of total voting shares outstanding, less voting shares held by Glaser.
3. Inclusive of ~0.5 million shares beneficially owned by the Glaser Progress Foundation, of which Glaser is trustee.
4. Inclusive of shares held by affiliates for which Thomas A. Satterfield, Jr. has dispositive power for reporting purposes.

Sources: Capital IQ and public filings as of 7/21/22.

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HOULIHAN LOKEY | 36

Selected Unaffiliated Ownership Information

Top Holdings by Quarter-End

(dollars and shares in millions, except per share values)

Shareholder	Latest Holdings		Historical Period-End Holdings of Common Stock: Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Thomas A. Satterfield, Jr. and Affiliates [1]	5.844		2.790	2.790	2.790	2.790	3.004	2.679	2.779	2.779	3.450	4.019
% of Unaffiliated [2]	*17.2%*	*% Traded*	*New Position*	*0.0%*	*0.0%*	*0.0%*	*7.7%*	*(10.8%)*	*3.7%*	*0.0%*	*24.1%*	*16.5%*
Renaissance Technologies LLC	1.960		1.238	1.334	1.603	1.756	1.735	1.715	1.319	1.549	1.958	1.960
% of Unaffiliated [2]	*5.8%*	*% Traded*	*1.6%*	*7.8%*	*20.2%*	*9.5%*	*(1.2%)*	*(1.1%)*	*(23.1%)*	*17.5%*	*26.4%*	*0.1%*
The Vanguard Group, Inc.	1.151		1.653	0.929	0.951	0.922	0.915	1.072	1.109	1.177	1.157	1.151
% of Unaffiliated [2]	*3.4%*	*% Traded*	*(12.3%)*	*(43.8%)*	*2.4%*	*(3.0%)*	*(0.8%)*	*17.2%*	*3.5%*	*6.1%*	*(1.7%)*	*(0.5%)*
Pinnacle Wealth Management, LLC	1.054		--	--	--	--	--	--	--	--	1.049	1.054
% of Unaffiliated [2]	*3.1%*	*% Traded*	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*	*New Position*	*0.5%*
AMH Equity, Ltd.	0.931		--	--	--	--	1.971	1.481	1.481	1.481	1.000	0.931
% of Unaffiliated [2]	*2.7%*	*% Traded*	*NA*	*NA*	*NA*	*NA*	*New Position*	*(24.8%)*	*0.0%*	*0.0%*	*(32.5%)*	*(6.9%)*
BlackRock, Inc.	0.708		0.804	0.802	0.740	0.740	0.741	0.699	0.726	0.706	0.712	0.708
% of Unaffiliated [2]	*2.1%*	*% Traded*	*(5.6%)*	*(0.2%)*	*(7.7%)*	*0.0%*	*0.1%*	*(5.6%)*	*3.9%*	*(2.8%)*	*0.8%*	*(0.5%)*
Dimensional Fund Advisors LP	0.667		2.258	2.258	1.831	1.418	1.371	1.416	1.505	1.181	1.134	0.667
% of Unaffiliated [2]	*2.0%*	*% Traded*	*(3.2%)*	*0.0%*	*(18.9%)*	*(22.6%)*	*(3.3%)*	*3.3%*	*6.3%*	*(21.6%)*	*(4.0%)*	*(41.1%)*
Fuller & Thaler Asset Management, Inc.	0.371		0.429	0.471	0.459	0.435	0.413	0.378	0.369	0.368	0.369	0.371
% of Unaffiliated [2]	*1.1%*	*% Traded*	*0.3%*	*9.8%*	*(2.6%)*	*(5.2%)*	*(5.0%)*	*(8.5%)*	*(2.4%)*	*(0.4%)*	*0.4%*	*0.6%*
VWAP During Period			$1.35	$0.92	$1.47	$1.53	$1.62	$4.14	$2.80	$1.89	$1.28	$0.73
High Closing Stock Price During Period			$1.69	$1.53	$1.96	$1.74	$1.80	$6.35	$5.14	$2.36	$1.63	$1.01
Low Closing Stock Price During Period			$1.20	$0.42	$0.64	$1.18	$1.23	$1.57	$2.21	$1.56	$0.95	$0.52

Satterfield has increased his holdings of Blue common stock by ~1.8 million shares between 3/31/22 and 6/1/22

1. Inclusive of shares held by affiliates of which Thomas A. Satterfield, Jr. has dispositive power for reporting purposes.
2. Reflects holdings as percent of total voting shares outstanding, less voting shares held by Robert Glaser.
NA refers to Not Applicable; Q refers to Quarter; VWAP refers to Volume-Weighted Average Price.
Sources: Capital IQ, Bloomberg and public filings as of 7/21/22.

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HOULIHAN LOKEY | 37

Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 Selected Weighted Average Cost of Capital Considerations 39 Supplemental Historical Financial Information 46 6. Disclaimer 51

Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 Selected Weighted Average Cost of Capital Considerations 39 Supplemental Historical Financial Information 46 6. Disclaimer 51

Market-Derived Weighted Average Cost of Capital Calculations

	Total Debt to Total Cap [1] [2]	Dd to Total Cap [1] [3]	Dnd to Total Cap [1] [4]	Total Debt to Equity Market Value [2] [5]	Dd to Equity Market Value [3] [5]	Dnd to Equity Market Value [4] [5]	Pfd. Stock to Total Cap [1] [6]	Equity Market Value to Total Cap [1] [5]	Pfd. Stock to Equity Market Value [5] [6]
SAFR									
Aware, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
BIO-key International, Inc.	3.5%	0.0%	3.5%	3.7%	0.0%	3.7%	0.0%	96.5%	0.0%
Intellicheck, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
Mitek Systems, Inc.	20.7%	20.7%	0.0%	26.1%	26.1%	0.0%	0.0%	79.3%	0.0%
Median	1.8%	0.0%	0.0%	1.8%	0.0%	0.0%	0.0%	98.2%	0.0%
Mean	6.1%	5.2%	0.9%	7.4%	6.5%	0.9%	0.0%	93.9%	0.0%
KONTXT									
Bandwidth Inc.	56.9%	19.2%	37.6%	131.8%	44.6%	87.2%	0.0%	43.1%	0.0%
cyan AG	17.9%	0.0%	17.9%	21.9%	0.0%	21.9%	0.0%	82.1%	0.0%
DatChat, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
MIND C.T.I. Ltd	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
Sinch AB (publ)	35.5%	35.5%	0.0%	55.1%	55.1%	0.0%	0.0%	64.5%	0.0%
Median	17.9%	0.0%	0.0%	21.9%	0.0%	0.0%	0.0%	82.1%	0.0%
Mean	22.1%	11.0%	11.1%	41.8%	19.9%	21.8%	0.0%	77.9%	0.0%
Games									
DeNA Co., Ltd.	7.4%	7.4%	0.0%	8.0%	8.0%	0.0%	0.0%	92.6%	0.0%
G5 Entertainment AB (publ)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
GREE, Inc.	5.1%	5.1%	0.0%	5.4%	5.4%	0.0%	0.0%	94.9%	0.0%
GungHo Online Entmt., Inc.	0.4%	0.4%	0.0%	0.4%	0.4%	0.0%	0.0%	99.6%	0.0%
Huuuge, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
MAG Interactive AB (publ)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
NHN Corporation	6.7%	6.7%	0.0%	7.1%	7.1%	0.0%	0.0%	93.3%	0.0%
Rovio Entertainment Oyj	0.2%	0.2%	0.0%	0.2%	0.2%	0.0%	0.0%	99.8%	0.0%
Ten Square Games S.A.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
Median	0.2%	0.2%	0.0%	0.2%	0.2%	0.0%	0.0%	99.8%	0.0%
Mean	2.2%	2.2%	0.0%	2.3%	2.3%	0.0%	0.0%	97.8%	0.0%
Foundation									
Avid Technology, Inc.	11.2%	11.2%	0.0%	12.6%	12.6%	0.0%	0.0%	88.8%	0.0%
Benefitfocus, Inc.	33.7%	12.1%	21.6%	63.6%	22.8%	40.8%	13.3%	53.0%	25.2%
Dolby Laboratories, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
DHI Group, Inc.	10.5%	10.5%	0.0%	11.7%	11.7%	0.0%	0.0%	89.5%	0.0%
GoPro, Inc.	11.8%	11.8%	0.0%	13.4%	13.4%	0.0%	0.0%	88.2%	0.0%
Harmonic Inc.	1.3%	1.3%	0.0%	1.3%	1.3%	0.0%	0.0%	98.7%	0.0%
InterDigital, Inc.	17.2%	17.2%	0.0%	20.8%	20.8%	0.0%	0.0%	82.8%	0.0%
Median	11.2%	11.2%	0.0%	12.6%	12.6%	0.0%	0.0%	88.8%	0.0%
Mean	12.2%	9.2%	3.1%	17.6%	11.8%	5.8%	1.9%	85.8%	3.6%
All Selected Companies									
Median	3.5%	0.4%	0.0%	3.7%	0.4%	0.0%	0.0%	96.5%	0.0%
Mean	9.6%	6.4%	3.2%	15.3%	9.2%	6.1%	0.5%	89.9%	1.0%
Blue [7]	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%

Note: No company shown for comparative purposes is identical to Blue or any operating segment of Blue.

1. *Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.*
2. *Total Debt refers to total debt amount based on most recent public filings as of 7/21/22.*
3. *Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt. LTM Adjusted EBITDA, based on most recent public filings as of 7/21/22, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.*
4. *Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.*
5. *Equity Market Value based on closing price on 7/21/22 and on diluted shares as of 7/21/22.*
6. *Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 7/21/22.*
7. *Based on public filings, market data and other public information as of 7/21/22.*

Sources: Bloomberg, Capital IQ and public filings.

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HOULIHAN LOKEY | 40

Market-Derived Weighted Average Cost of Capital Calculations (cont.)

	Levered Beta [1]	Unlevered Beta [2]	Equity Risk Premium [3]	Size Premium [4]	Cost of Equity [5]	Cost of Debt [6]	Cost of Pfd. Stock [7]	WACC
SAFR								
Aware, Inc.	0.42	0.42	6.25%	7.89%	13.8%	NA	NA	13.8%
BIO-key International, Inc.	1.32	1.27	6.25%	7.89%	19.5%	NA	NA	18.8%
Intellicheck, Inc.	1.93	1.93	6.25%	7.89%	23.3%	NA	NA	23.3%
Mitek Systems, Inc.	1.00	0.83	6.25%	2.10%	11.7%	NA	NA	9.2%
Median	1.16	1.05			16.6%	NA	NA	16.3%
Mean	1.16	1.11			17.1%	NA	NA	16.3%
KONTXT								
Bandwidth Inc.	0.87	0.40	6.25%	2.10%	10.9%	3.9%	NA	6.7%
cyan AG	0.67	0.55	6.25%	7.89%	15.4%	NA	NA	12.6%
DatChat, Inc.	1.25 *	1.25 *	6.25%	7.89%	19.1% *	NA	NA	19.1%
MIND C.T.I. Ltd	0.47	0.47	6.25%	7.89%	14.2%	NA	NA	14.2%
Sinch AB (publ)	1.29	0.90	6.25%	1.34%	12.7%	3.9%	NA	9.2%
Median	0.77	0.51			13.4%	3.9%	NA	10.9%
Mean	0.83	0.58			13.3%	3.9%	NA	10.7%
Games								
DeNA Co., Ltd.	0.87	0.82	6.25%	1.34%	10.1%	NA	NA	9.4%
G5 Entertainment AB (publ)	0.93	0.93	6.25%	3.31%	12.4%	NA	NA	12.4%
GREE, Inc.	0.75	0.72	6.25%	1.21%	9.2%	NA	NA	8.7%
GungHo Online Entmt., Inc.	0.83	0.82	6.25%	1.21%	9.7%	NA	NA	9.7%
Huuuge, Inc.	0.27 *	0.27 *	6.25%	2.10%	7.1% *	NA	NA	7.1%
MAG Interactive AB (publ)	0.62	0.62	6.25%	7.89%	15.1%	NA	NA	15.1%
NHN Corporation	0.72	0.68	6.25%	1.21%	9.0%	3.8%	NA	8.6%
Rovio Entertainment Oyj	0.61	0.61	6.25%	2.10%	9.2%	1.0%	NA	9.2%
Ten Square Games S.A.	0.94	0.94	6.25%	7.89%	17.1%	NA	NA	17.1%
Median	0.79	0.77			9.9%	2.4%	NA	9.5%
Mean	0.78	0.77			11.5%	2.4%	NA	11.3%
Foundation								
Avid Technology, Inc.	1.41	1.29	6.25%	1.34%	13.5%	5.8%	NA	12.4%
Benefitfocus, Inc.	1.43	0.78	6.25%	2.10%	14.4%	10.4%	8.0%	11.9%
Dolby Laboratories, Inc.	0.89	0.89	6.25%	0.54%	9.4%	NA	NA	9.4%
DHI Group, Inc.	0.67 *	0.61 *	6.25%	3.31%	10.8% *	2.3%	NA	9.9%
GoPro, Inc.	1.18	1.07	6.25%	1.21%	11.9%	NA	NA	10.5%
Harmonic Inc.	1.01	1.00	6.25%	1.34%	11.0%	NA	NA	10.8%
InterDigital, Inc.	1.15	1.01	6.25%	1.34%	11.9%	NA	NA	9.8%
Median	1.17	1.00			11.9%	5.8%	8.0%	10.7%
Mean	1.18	1.01			12.0%	6.2%	8.0%	10.8%
All Selected Companies								
Median	0.91	0.83			12.2%	3.9%	8.0%	10.7%
Mean	0.97	0.86			13.0%	4.5%	8.0%	12.0%
Blue [8]	**1.72**	**1.72**	**6.25%**	**7.89%**	**22.0%**	**NA**	**NA**	**22.0%**

Note: No company shown for comparative purposes is identical to Blue or any operating segment of Blue.
1. *Based on actual levered beta per Bloomberg 5-year weekly as of 7/21/22.*
2. *Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).*
3. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
4. *Kroll Cost of Capital Navigator ("Navigator").*
5. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 7/21/22, based on 20-year U.S. Treasury Bond Yield.*
6. *Based on selected company weighted average interest rate per most recent public filings as of 7/21/22.*
7. *Based on selected company weighted average preferred dividend per most recent public filings 7/21/22.*
8. *Based on public filings, market data and other public information as of 7/21/22.*

** Excluded from median and mean data given limited trading history and low r^2, among other reasons.*
NA refers to not available.
Sources: Bloomberg, Capital IQ and public filings.

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HOULIHAN LOKEY | 41

Market-Derived Weighted Average Cost of Capital Calculations (cont.) Weighted Average Cost of Capital Calculations || Foundation Only (dollars in millions) Market Assumptions Risk-Free Rate of Return [1] 3.33% Equity Risk Premium [2] 6.25% Size Premium [3] 7.89% Tax Rate [4] 0.00% Capital Structure Assumptions RealNetworks, Inc. Adjusted Taxable Income [5] $7.8 RealNetworks, Inc. Total Debt [6] $0.0 RealNetworks, Inc. Dd [7] $0.0 RealNetworks, Inc. Dnd [8] $0.0 Total Debt to Total Capitalization [9] 11.2% Dd to Total Capitalization [10] 0.0% Dnd to Total Capitalization [10] 11.2% Total Debt to Equity Market Value 12.6% Dd to Equity Market Value [10] 0.0% Dnd to Equity Market Value [10] 12.6% Preferred Stock to Total Capitalization [9] 0.0% Equity Market Value to Total Capitalization [9] 88.8% Preferred Stock to Equity Market Value 0.0% Cost of Debt [9] 5.8% Cost of Preferred Stock [9] 8.0% Cost of Equity for Computed WACC Selected Unlevered Beta [11] 1.00 Computed Levered Beta [12] 1.13 Cost of Equity [13] 18.3% Debt Beta [15] Computed Market-Derived Weighted Average Cost of Capital || Foundation Only 16.9% Illustrative Only Computed Market-Derived Weighted Average Cost of Capital || All Selected Companies [14] 16.1% Illustrative Only Computed Market-Derived Weighted Average Cost of Capital || Based on Observed Blue Public Information [14] 22.0% 1. Risk-Free Rate of Return as of 7/21/22, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Navigator. 4. Based on tax rate used in discounted cash flow analysis. Per Blue management, Blue is not expected to be a material cash tax payer over the projection period. 5. Blue Foundation segment LTM Contribution Margin is assumed to be a valid proxy for Blue Foundation Adjusted Taxable Income. 6. Blue Total Debt refers to total debt amount of Blue as of 6/30/22. 7. Blue Dd refers to Implied Tax-Deductible Debt of Blue, which equals the lesser of (a) 30% of Blue Adjusted Taxable Income/Cost of Debt, or (b) Blue Total Debt. Based on Capital Structure Assumptions. 8. Blue Dnd refers to Implied Non-Tax-Deductible Debt of Blue, which equals Blue Total Debt minus Blue Dd. 9. Based on review of corresponding metrics of selected Foundation companies listed on previous pages. 10. Based on Blue’s Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization. 11. Based on review of selected Foundation companies’ unlevered betas listed on previous pages. 12. Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 13. Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. 14. Refer to subsequent pages for supporting information. Sources: Bloomberg, Capital IQ, public filings and Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Market-Derived Weighted Average Cost of Capital Calculations (cont.) Illustrative Only Weighted Average Cost of Capital Calculations || All Selected Companies (dollars in millions) Market Assumptions Risk-Free Rate of Return [1] 3.33% Equity Risk Premium [2] 6.25% Size Premium [3] 7.89% Tax Rate [4] 0.00% Capital Structure Assumptions RealNetworks, Inc. Adjusted Taxable Income [5] ($14.4) RealNetworks, Inc. Total Debt [6] $0.0 RealNetworks, Inc. Dd [7] $0.0 RealNetworks, Inc. Dnd [8] $0.0 Total Debt to Total Capitalization [9] 3.5% Dd to Total Capitalization [10] 0.0% Dnd to Total Capitalization [10] 3.5% Total Debt to Equity Market Value 3.7% Dd to Equity Market Value [10] 0.0% Dnd to Equity Market Value [10] 3.7% Preferred Stock to Total Capitalization [9] 0.0% Equity Market Value to Total Capitalization [9] 96.5% Preferred Stock to Equity Market Value 0.0% Cost of Debt [9] 3.9% Cost of Preferred Stock [9] 8.0% Cost of Equity for Computed WACC Selected Unlevered Beta [11] 0.83 Computed Levered Beta [12] 0.86 Cost of Equity [13] 16.6% Debt Beta [15] Illustrative Only Computed Market-Derived Weighted Average Cost of Capital || All Selected Companies 16.1% 1. Risk-Free Rate of Return as of 7/21/22, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Navigator. 4. Based on tax rate used in discounted cash flow analysis. Per Blue management, Blue is not expected to be a material cash tax payer over the projection period. 5. Blue LTM As-Reported Adjusted EBITDA is assumed to be a valid proxy for Blue Adjusted Taxable Income. 6. Blue Total Debt refers to total debt amount of Blue as of 6/30/22. 7. Blue Dd refers to Implied Tax-Deductible Debt of Blue, which equals the lesser of (a) 30% of Blue Adjusted Taxable Income/Cost of Debt, or (b) Blue Total Debt. Based on Capital Structure Assumptions. 8. Blue Dnd refers to Implied Non-Tax-Deductible Debt of Blue, which equals Blue Total Debt minus Blue Dd. 9. Based on review of corresponding metrics of selected companies listed on previous pages. 10. Based on Blue’s Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization. 11. Based on review of selected companies’ unlevered betas listed on previous pages. 12. Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 13. Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. Sources: Bloomberg, Capital IQ, public filings and Blue management. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Market-Derived Weighted Average Cost of Capital Calculations (cont.) Illustrative Only Weighted Average Cost of Capital Calculations || Based on Observed Blue Public Information (dollars in millions) Market Assumptions Risk-Free Rate of Return [1] 3.33% Equity Risk Premium [2] 6.25% Size Premium [3] 7.89% Tax Rate [4] 0.00% Capital Structure Assumptions RealNetworks, Inc. Adjusted Taxable Income [5] ($14.4) RealNetworks, Inc. Total Debt [6] $0.0 RealNetworks, Inc. Dd [7] $0.0 RealNetworks, Inc. Dnd [8] $0.0 Total Debt to Total Capitalization [9] 0.0% Dd to Total Capitalization [10] 0.0% Dnd to Total Capitalization [10] 0.0% Total Debt to Equity Market Value 0.0% Dd to Equity Market Value [10] 0.0% Dnd to Equity Market Value [10] 0.0% Preferred Stock to Total Capitalization [9] 0.0% Equity Market Value to Total Capitalization [9] 100.0% Preferred Stock to Equity Market Value 0.0% Cost of Debt [9] NA Cost of Preferred Stock [9] NA Cost of Equity for Computed WACC Selected Unlevered Beta [11] 1.72 Computed Levered Beta [12] 1.72 Cost of Equity [13] 22.0% Debt Beta [15] Illustrative Only Computed Market-Derived Weighted Average Cost of Capital || Based on Observed Blue Public Information 22.0% 1. Risk-Free Rate of Return as of 7/21/22, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Navigator. 4. Based on tax rate used in discounted cash flow analysis. Per Blue management, Blue is not expected to be a material cash tax payer over the projection period. 5. Blue LTM As-Reported Adjusted EBITDA is assumed to be a valid proxy for Blue Adjusted Taxable Income. 6. Blue Total Debt refers to total debt amount of Blue as of 6/30/22. 7. Blue Dd refers to Implied Tax-Deductible Debt of Blue, which equals the lesser of (a) 30% of Blue Adjusted Taxable Income/Cost of Debt, or (b) Blue Total Debt. Based on Capital Structure Assumptions. 8. Blue Dnd refers to Implied Non-Tax-Deductible Debt of Blue, which equals Blue Total Debt minus Blue Dd. 9. Based on review of corresponding metrics of the actual capital structure of Blue. 10. Based on Blue’s Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization. 11.Based on review of the actual unlevered beta of Blue. 12. Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 13. Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. Sources: Bloomberg, Capital IQ, public filings and Blue management. 44 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

AICPA Venture Capital Rates of Return Study

Stage of Development	Plummer[1]	Scherlis and Sahlman[2]	HVA Study Actual Returns[3]	Babson College Mass[4]	Frei & Leleux[5]	Seiffer Software[6]
Startup	50% - 70%	50% - 70%	100% - 125%	60% - 80%	70% - 100%	60% - 80%
First Stage or Early Development	40% - 60%	40% - 60%	60%	50%	50% - 70%	50% - 60%
Second Stage or Expansion	35% - 50%	30% - 50%	50%	40%	35% - 50%	30% - 40%
Bridge/Initial Public Offering	25% - 35%	20% - 35%	30% - 40%	25% - 30%	25% - 40%	25% - 30%

Description

- **Startup:** As described in the publications referenced in the table above, startup-stage investments typically are made in enterprises that are less than a year old. The venture funding is to be used substantially for product development, prototype testing, and test marketing.
- **First Stage or Early Development:** As described in the publications referenced in the table above, early development-stage investments are made in enterprises that have developed prototypes that appear viable and for which further technical risk is deemed minimal, although commercial risk may be significant.
- **Second Stage or Expansion:** As described in the publications referenced in the table above, enterprises in the expansion stage usually have shipped some product to consumers (including beta versions).
- **Bridge/Initial Public Offering:** As described in the publications referenced in the table above, bridge/IPO-stage financing covers such activities as pilot plant construction, production design, and production testing, as well as bridge financing in anticipation of a later IPO.

1. *Plummer, James L., QED Report on Venture Capital Financial Analysis (Palo Alto: QED Research, Inc. 1987).*
2. *Scherlis, Daniel R. and William A. Sahlman, A Method for Valuing High-Risk, Long Term, Investments: The Venture Capital Method (Boston: Harvard Business School Publishing, 1987).*
3. *Houlihan Valuation Advisors and Venture One study on pricing of venture capital investments in Technology and Life Sciences Companies in the United States, January 1993 to June 1996. Note that only successful VC backed companies were included in this study.*
4. *William Bygrave, Babson College Mass., as quoted in the Expert's Report by PricewaterhouseCoopers, Aotea Bio Limited Prospectus and Investment Statement, November 14, 2002.*
5. *Frei, P. & Leleux, B. Valuating the Company. Starting a Business in the Life Sciences – from Idea to Market. (Luessen, H. (ed).) 455 (Edition Cantor Verlag, Aulendorf, Germany, 2003).*
6. *John Seiffer, "The Business of Software: The Venture Capital Rate of Return." November 21, 2005.*

CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 45

Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 Selected Weighted Average Cost of Capital Considerations 39 Supplemental Historical Financial Information 46 6. Disclaimer 51

Summary Long-Term Financial Performance Observations

10-Year Historical Lookback vs. Status Quo Projections

Total Revenue[1] (CY 2012A to CY 2024E)

(dollars in millions)



$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$258.8
$206.2
$156.2
$125.3
$120.5
$78.7
$69.1
$65.8
$68.1
$58.2
$54.3
$62.5
$84.8
CY 2012A to CY 2021 CAGR: -15.3%
CY 2017A to CY 2021 CAGR: -7.3%
CY 2021A to CY 2024E CAGR: 13.4%
68%
32%
68%
31%
57%
39%
49%
42%
45%
41%
47%
39%
8%
21%
42%
24%
CY 2012A
CY 2013A
CY 2014A
CY 2015A
CY 2016A
CY 2017A
CY 2018A
CY 2019A
CY 2020A
CY 2021A
CY 2022E
CY 2023E
CY 2024E
SAFR
KONTXT
Games
Foundation
Total Revenue

Adjusted EBITDA[2] (CY 2012A to CY 2024E)

(dollars in millions)



$25.0
$0.0
($25.0)
($50.0)
($75.0)
($16.7)
($23.7)
($56.6)
($45.8)
($21.6)
($11.1)
($13.7)
($18.5)
($7.0)
($12.6)
($13.5)
($7.1)
$1.3
CY 2012A
CY 2013A
CY 2014A
CY 2015A
CY 2016A
CY 2017A
CY 2018A
CY 2019A
CY 2020A
CY 2021A
CY 2022E
CY 2023E
CY 2024E
Total As-Reported Adjusted EBITDA [1]

Note: For CY 2017A to CY 2021A, figures have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of the Blue's interest in Napster. For CY 2012A to CY 2016A, figures reflect as-reported figures per public filings and are not adjusted for discontinued operations or acquisitions / divestitures (including Slingo and social casino games business sold in CY 2015A). Figures may not foot due to rounding or omitted segment revenue contribution information for values less than 10%.

1. *In CY 2017A, Korean music on-demand business was reported as a discontinued operation. CY 2017A revenue figure does not include ~$46.0 million of revenue associated with this business.*
2. *Refers to adjusted EBITDA as reported by Blue management. Excludes stock-based compensation and impairment charges.*

A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate.
CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful figure.
Sources: Blue management and public filings.

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HOULIHAN LOKEY | 47

Selected Recent Financial Performance Observations ? Based on discussions with Blue management, we understand the following: ? In recent years, Blue has been making investments in AI-backed businesses (SAFR and KONTXT) to develop offerings capable of generating revenue growth to offset the secular decline in its legacy businesses. To date, however, Blue has not sustainably reversed its general pattern of revenue decline due to the following developments across its segments: ? SAFR: Blue has invested approximately ~$38 million in SAFR since its formal launch in CY 2018A. Following an initial uptick in revenue, SAFR has averaged ~$1 million per quarter in the last six quarters and posted ~$0.5 million in Q2 CY 2022A. ? KONTXT: Blue has invested approximately ~$12 million in KONTXT since its formal launch in CY 2018A. Following a ramp-up in CY 2019A, KONTXT revenue has remained at a level of ~$1 million per quarter amid limited commercialization beyond its anchor tenant. ? Games: Following strong performance from the launch of certain mobile premium games in CY 2019A to CY 2020A, the Games segment has declined as it has encountered difficulties in making a strategic pivot to a free-to-play platform. ? Foundation: The segment, which consists of a medley of consumer media and mobile services businesses, remains in a state of secular decline and continues to be managed for profitability and cash flows. Total Revenue (dollars in millions) $20.0 $17.7 $17.3 $17.6 $18.0 $16.8 $17.1 $16.6 $15.7 $15.9 $16.0 $15.1 $14.6 $14.3 $13.4 $13.3 $14.0 $8.0 $9.7 $8.4 $11.9 $10.2 $9.1 $7.7 $12.0 $7.6 $8.8 $6.1 $9.2 $6.7 $5.7 $10.0 $5.8 $5.4 $8.0 $6.0 $6.9 $7.6 $6.6 $6.1 $7.5 $5.8 $5.6 $5.5 $4.0 $7.2 $6.6 $4.9 $6.0 $6.6 $5.7 $2.0 $0.9 $0.9 $0.9 $0.9 $1.0 $1.0 $0.2 $0.4 $0.5 $0.4 $0.8 $0.8 $0.8 $1.9 $1.4 $1.1 $0.4 $0.4 $0.2 $0.3 $0.4 $0.4 $0.8 $0.9 $1.1 $1.0 $0.5 $0.0 $0.1 Q1 CY Q2 CY Q3 CY Q4 CY Q1 CY Q2 CY Q3 CY Q4 CY Q1 CY Q2 CY Q3 CY Q4 CY Q1 CY Q2 CY 2019A 2019A 2019A 2019A 2020A 2020A 2020A 2020A 2021A 2021A 2021A 2021A 2022A 2022A SAFR KONTXT Games Foundation A refers to Actual; CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter. Sources: Blue management and public filings. 48 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Historical Management Budget vs. Actual Results

Total Revenue (CY 2019A to CY 2021A[1])

(dollars in millions)



▼18.2%
▼10.9%
▼15.3%
▼9.6%
$90.0
$80.0
$70.0
$60.0
$50.0
$80.4
$65.8
$76.3
$68.0
$68.7
$64.4
$58.2
CY 2019A
CY 2020A
CY 2021A
Budget revised in May 2021 following follow-on offering of common stock and onboarding of new CFO to reflect capital deployment post-raise, among other factors

Adjusted EBITDA (CY 2019A to CY 2021A)

(dollars in millions)



▼$11.8 mm
▼$1.3 mm
▼$11.0 mm
▼$2.3 mm
$0.0
($5.0)
($10.0)
($15.0)
($20.0)
($6.6)
($18.5)
($5.7)
($7.0)
($1.6)
($10.2)
($12.6)
CY 2019A
CY 2020A
CY 2021A
Initial Management Budget
Revised Management Budget
Actual Financial Results
Difference vs. Budget

Note: Figures have been adjusted to reflect pro forma impact of de-consolidation of Scener and the sale of Blue's interest in Napster. All figures (including expenses) provided by Blue management and presented net of normalizing adjustments where applicable. Figures may not foot due to rounding.
A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CFO refers to Chief Financial Officer; CY refers to Calendar Year; mm refers to millions; Q refers to Quarter.
Sources: Blue management and public filings.

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HOULIHAN LOKEY | 49

Selected Historical Trading and Financial Performance Observations Historical Trading Observations (Since January 2020) Closing Stock Price ($) Daily Volume (millions) $7.00 Q4 30.0 CY20 Q1 $6.00 Q1 Q2 Q3 CY21 Q2 25.0 CY20 Q3 CY20 CY20 ?5.8%2 CY21 $5.00 .7%2 CY21 Q4 Q1 ?1 20.0 2 CY21 CY224 2 ?19.0%2 3 ?9.0% $4.00 ?9.6%2 ?18.4% 6.53 mm ?11.8%2 6.07 mm3 2 15.0 3 2.32 mm3 ?13.8% ?8.5%2 $3.00 2.77 mm3 4.28 mm3 1.60 mm 1.90 mm3 10.0 1. 3 $2.00 59 mm 0.52 mm3 $1.00 Current Stock Price = $0.601 5.0 $0.00 0.0 Jan-20 Mar-20 May-20 Jul-20 Sep-20 Nov-20 Jan-21 Mar-21 May-21 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Daily Trading Volume Blue Stock Price Current Stock Price [1] 1-Week Stock Reaction [2] 1-Week Volume [3] Comparison of Reported Financials vs. Wall Street Estimates and Blue Guidance5 (dollars in millions) CY 2020A CY 2021A CY 2022A Q3 Q4 Q1 Q2 Q3 Q4 Q14 Revenue Adj. EBITDA Revenue Adj. EBITDA Revenue Adj. EBITDA Revenue Adj. EBITDA Revenue Adj. EBITDA Revenue Adj. EBITDA Revenue Adj. EBITDA Consensus Wall Street Estimate [6] NA NA NA NA $15.8 ($3.0) $15.0 ($5.3) $14.5 ($4.5) $14.3 ($5.1) $12.2 ($4.8) Company Guidance [7] NA NA NA NA NA NA $14.0—$15.5 ($6.0)—($4.5) $13.5—$15.5 ($5.0)—($3.5) $12.5—$15.0 ($5.5)—($3.5) $12.0—$14.0 ($5.5)—($4.0) Reported Financials $16.6 ($1.9) $17.6 ($0.9) $15.9 ($3.0) $14.6 ($4.3) $14.3 ($2.7) $13.4 ($3.7) $13.3 ($3.8) % Difference || Wall Street Estimate NA NA NA NA 0.6% NMF -2.7% NMF -1.4% NMF -6.3% NMF 9.0% NMF % Difference || Company Guidance Midpoint NA NA NA NA NA NA -1.0% NMF -1.4% NMF -2.5% NMF 2.3% NMF 1. Reflects closing price as of 7/21/22. 2. Refers to percentage change between closing share price immediately prior to reported earnings and closing share price 1-week after reporting earnings, per Capital IQ. 3. Refers to total volume 1-week after reporting earnings, per Capital IQ. 4. Figures reflect period following reporting of Q1 CY 2022A earnings release on 5/4/22 through 5/6/22, the last trading day prior to the date the Proposal was publicly disclosed. 5. Quarters prior to Q3 CY 2020A not shown as figures reflect impact of subsequently divested Napster business. 6. Reflects consensus Bloomberg Wall Street analyst estimates for relevant financial metric immediately prior to reported earnings. Sole covering analyst Lake Street Capital Markets initiated coverage on 5/10/21. 7. Blue did not provide management guidance for the periods Q2 CY 2020A to Q1 CY 2021A. Management guidance reflects guidance provided in the immediately preceding quarter. A refers to Actual; Adj. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CY refers to Calendar Year; NA refers to Not Available. NMF refers to not meaningful; mm refers to millions; Q refers to Quarter. Sources: Bloomberg, Capital IQ, Blue management and public filings. 50 CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW

Page 1. Executive Summary 3 2. Selected Updates to Financial Analyses 10 3. Financial Analyses 15 4. Selected Public Market Observations 30 5. Appendix 38 6. Disclaimer 51

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of RealNetworks, Inc. (“Blue”, “RealNetworks” or the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. ? The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. ? Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. ? The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. ? The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 52

Disclaimer (cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. ? Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. ? The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Board, the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW 53

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